                                                                 EXECUTION COPY

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                 RESTATED STOCK PURCHASE AND EXCHANGE AGREEMENT


                    dated as of the 6th day of October, 1997

                                  by and among


                      ADVANCED COMMUNICATIONS GROUP, INC.
                                  (PURCHASER)


                                      and


                         ADVANCED COMMUNICATIONS CORP.
                                   (OLD ACG)


                                      and


                               KIN NETWORK, INC.
                                    (SELLER)

                                      and

                             LIBERTY CELLULAR, INC.
                                 (STOCKHOLDER)


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

                               TABLE OF CONTENTS


1.  DEFINITIONS...............................................................3

2.  PURCHASE, SALE AND EXCHANGE...............................................7
    2.1   Issuance of Seller Stock............................................7
    2.2   Exchange of Common Stock............................................7
    2.3   Section 351 Exchange Plan...........................................7

3.  CLOSING...................................................................7

4.  REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF
    SELLER AND STOCKHOLDER....................................................8
    4.1   Due Organization....................................................8
    4.2   Authorization.......................................................8
    4.3   Capital Stock of Seller.............................................9
    4.4   Transactions in Capital Stock.......................................9
    4.5   No Bonus Shares.....................................................9
    4.6   Subsidiaries........................................................9
    4.7   Predecessor Status; etc.............................................9
    4.8   Spinoff by the Seller...............................................9
    4.9   Financial Statements...............................................10
    4.10  Liabilities and Obligations........................................10
    4.11  Permits and Intangibles............................................11
    4.12  Environmental Matters..............................................11
    4.13  Material Contracts and Commitments.................................12
    4.14  Real Property......................................................12
    4.15  Employee Plans.....................................................13
    4.16  Employee Plans and Compliance with ERISA...........................14
    4.17  Conformity with Law; Litigation....................................15
    4.18  Tax Matters........................................................15
    4.19  No Violations......................................................16
    4.20  Absence  of Changes................................................17
    4.21  Disclosure.........................................................18
    4.22  Prohibited Activities..............................................18
    4.23  Insurance..........................................................18
    4.24  Draft Registration Statement.......................................19

5.  ADDITIONAL REPRESENTATIONS, WARRANTIES, COVENANTS AND
    AGREEMENTS OF STOCKHOLDER................................................19
    5.1   Due Organization...................................................19
    5.2   Authorization......................................................19
    5.3   No Violations......................................................19
    5.4   No Plan of Distribution............................................20
    5.5   No Retained Rights.................................................20

6.  REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF
    PURCHASER................................................................20
    6.1   Due Organization...................................................20
    6.2   Authorization......................................................20
    6.3   Capital Stock......................................................21
    6.4   Transactions in Capital Stock, Organization Accounting.............21
    6.5   Subsidiaries.......................................................21
    6.6   Financial Statements...............................................21
    6.7   Liabilities and Obligations........................................22
    6.8   Conformity with Law; Litigation....................................22
    6.9   No Violations......................................................22
    6.10  Purchaser Securities...............................................23
    6.11  Business; Real Property; Material Agreement........................23
    6.12  Taxes..............................................................23
    6.13  Draft Registration Statement.......................................23

7.  OTHER COVENANTS PRIOR TO CLOSING.........................................23
    7.1   Access and Cooperation; Due Diligence; Audits......................23
    7.2   Conduct of Business Pending Closing................................24
    7.3   Prohibited Activities..............................................25
    7.4   Exclusivity........................................................25
    7.5   Notification of Certain Matters....................................25
    7.6   Amendment of Schedules.............................................26
    7.7   Compliance with the Hart-Scott-Rodino Antitrust Improvements
          Act of 1976 (the "Hart-Scott Act").................................26
    7.8   Further Assurance..................................................27

8.  CONDITIONS PRECEDENT TO OBLIGATIONS OF STOCKHOLDER AND SELLER ...........27
    8.1   Representations and Warranties; Performance of Obligations.........27
    8.2   Satisfaction.......................................................27
    8.3   No Litigation......................................................27

    8.4   Opinion of Counsel.................................................27
    8.5   Consents and Approvals.............................................28
    8.6   Good Standing Certificates.........................................28
    8.7   No Material Adverse Change.........................................28
    8.8   Secretary's Certificates...........................................28
    8.9   Closing of IPO.....................................................28
    8.10  Stockholders' Agreement............................................28
    8.11  FIRPTA Certificate.................................................28
    8.12  Election of Director...............................................28
    8.13  Network Service Agreement..........................................29
    8.14  Switch Usage Agreement.............................................29
    8.15  Consulting, Servicing and Equipment Purchasing Agreement...........29

9.  CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER.........................29
    9.1   Representations and Warranties; Performance of Obligations.........30
    9.2   No Litigation......................................................30
    9.3   Seller's Secretary's Certificate...................................30
    9.4   Stockholder's Secretary's Certificate..............................30
    9.5   No Material Adverse Effect.........................................30
    9.6   Satisfaction.......................................................30
    9.7   Opinion of Counsel.................................................31
    9.8   Consents and Approvals.............................................31
    9.9   Good Standing Certificates.........................................31
    9.10  FIRPTA Certificate.................................................31
    9.11  Closing of IPO.....................................................31
    9.12  Stockholders' Agreement............................................31
    9.13  Network Service Agreement..........................................31
    9.14  Switch Usage Agreement.............................................32
    9.15  Consulting, Servicing and Equipment Purchasing Agreement...........32

10. TAX MATTERS..............................................................32
    10.1  Liability for Taxes................................................32
    10.2  Returns............................................................34
    10.3  Tax Proceedings....................................................35
    10.4  Payment of Taxes...................................................35
    10.5  Cooperation and Exchange of Information............................35
    10.6  Survival of Obligations............................................36
    10.7  Conflict...........................................................36
    10.8  Tax Allocation Arrangements........................................36

11. TERMINATION OF AGREEMENT.................................................37
    11.1  Termination........................................................37
    11.2  Liabilities in Event of Termination................................37

12. NONDISCLOSURE OF CONFIDENTIAL INFORMATION................................38
    12.1  Seller and Stockholder.............................................38
    12.2  Purchaser..........................................................38
    12.3  Damages............................................................39
    12.4  Survival...........................................................39

13. TRANSFER RESTRICTIONS....................................................39
    13.1  Stockholder........................................................39
    13.2  Purchaser..........................................................40

14. INVESTMENT REPRESENTATIONS AND VOTING RESTRICTIONS.......................40
    14.1  General............................................................40
    14.2  Compliance With Law................................................41
    14.3  Economic Risk, Sophistication......................................41
    14.4  Application to Purchaser...........................................42
    14.5  Voting, Ownership and Other Restrictions...........................42

15. REGISTRATION RIGHTS......................................................43
    15.1  PiggyBack Registration Rights......................................43
    15.2  Demand Registration Rights.........................................43
    15.3  Registration Procedures............................................44
    15.4  Other Registration Matters.........................................47
    15.5  Indemnification....................................................47
    15.6  Contribution.......................................................50
    15.7  Availability of Rule 144...........................................51

16. GENERAL..................................................................51
    16.1  Cooperation........................................................51
    16.2  Successors and Assigns.............................................51
    16.3  Entire Agreement...................................................51
    16.4  Counterparts.......................................................52
    16.5  Brokers and Agents.................................................52
    16.6  Expenses...........................................................52
    16.7  Notices............................................................52
    16.8  Governing Law......................................................54
    16.9  Survival of Representations and Warranties.........................54

    16.10 Exercise of Rights and Remedies....................................54
    16.11 Time...............................................................54
    16.12 Reformation and Severability.......................................54
    16.13 Commitment to Nominate a Director..................................54
    16.14 Remedies Cumulative................................................55
    16.15 Captions...........................................................55
    16.16 Public Statements..................................................55
    16.17 Expansion of Fiber Network.........................................55
    16.18 Amendments and Waivers.............................................55

                     STOCK PURCHASE AND EXCHANGE AGREEMENT


    THIS RESTATED STOCK PURCHASE AND EXCHANGE AGREEMENT (the "Agreement") is made as of the 6th day of October, 1997, by and among ADVANCED COMMUNICATIONS GROUP, INC., a Delaware corporation organized in September 1997 ("Purchaser"), ADVANCED COMMUNICATIONS CORP. (formerly named Advanced Communications Group, Inc.), a Delaware corporation organized in June 1996 ("Old ACG"), KIN NETWORK, INC., a Kansas corporation ("Seller"), and LIBERTY CELLULAR, INC., a Kansas corporation ("Stockholder"), the owner of 300,000 shares of Common Stock, no par value, of Seller ("Seller Stock"), representing all the issued and outstanding capital stock of Seller outstanding on the date of this Agreement.

                                    RECITALS

         WHEREAS, Old ACG has entered into agreements for, or negotiated the terms of, the acquisition by merger, asset purchase or stock purchase of ten companies (or interests therein) engaged in various aspects of the telecommunications industry ("Founding Companies") for voting capital stock and other consideration, including cash, one of such agreements being the Stock Purchase and Exchange Agreement dated as of June 30, 1997 among Old ACG, Seller and Stockholder ("Original Agreement"); and

         WHEREAS, Old ACG intended to close the acquisition of the Founding Companies substantially contemporaneously with the consummation of an initial underwritten public offering of its common stock; and

         WHEREAS, the executive officers of Old ACG have determined that it is desirable for licensing and other regulatory purposes to restructure the acquisitions of the Founding Companies; and

         WHEREAS, as the initial step in the implementation of the restructured proposal, Old ACG formed Purchaser as a new Delaware corporation in September 1997 to serve as the vehicle for the acquisition of the Founding Companies substantially contemporaneously with the consummation of an initial underwritten public offering ("IPO") of Common Stock, $.0001 par value, of Purchaser ("Purchaser Stock") at the price to the public reflected in the final prospectus of Purchaser relating to the IPO ("IPO Price"); and

         WHEREAS, under the restructured proposal, contemporaneously with the consummation of the IPO and as part of a single transaction, the stockholders of the Founding Companies, including Stockholder and ACG, will transfer, by stock or asset purchase or reverse triangular merger, the stock or substantially all the assets of certain companies and other assets in which they own an interest to Purchaser in exchange for voting capital stock of Purchaser and other consideration, including cash, voting stock, options, warrants, notes, convertible notes and other property of Purchaser, under circumstances that will constitute a tax-free transfer of property under Section 351 of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder ("Code"), to the extent of their receipt of voting capital stock of Purchaser; and

         WHEREAS, substantially contemporaneously with the execution of this Agreement and in order to document the integrated Section 351 exchange plan contemplated herein, (a) Old ACG, the other Founding Companies, their stockholders and others are amending and restating their respective acquisition agreements; and (b) Purchaser and Old ACG are entering into a merger agreement pursuant to which Old ACG will become a wholly-owned subsidiary of Purchaser substantially contemporaneously with the consummation of the IPO; and

         WHEREAS, it is contemplated that prior to the consummation of the IPO, Old ACG will effect an approximately one-for-two reverse stock split, the exact magnitude of which will be dependent upon the ultimate post IPO valuation of Purchaser by the managing underwriters in the IPO and the anticipated IPO Price; and

         WHEREAS, the IPO, the acquisitions of the Founding Companies and Old ACG are described in the Registration Statement on Form S-1 of Purchaser (draft of October 2, 1997), a copy of which is attached to this Agreement as Annex I ("Draft Registration Statement"); and

         WHEREAS, Purchaser, Old ACG, Seller and Stockholder desire to amend and restate the Original Agreement in its entirety and transform it into this Agreement; and

         WHEREAS, Purchaser desires to acquire 112,221 authorized but unissued shares of Seller Stock directly from Seller for $10,000,000 as contemplated herein, and Seller has agreed to sell such stock to Purchaser on the terms and subject to the conditions hereinafter set forth; and

         WHEREAS, Stockholder desires to exchange 89,767 issued and outstanding shares of Seller Stock for the consideration set forth in Section 2.2 of this Agreement, and

    Stockholder has agreed to sell such shares to Purchaser on the terms and subject to the conditions hereinafter set forth; and

         WHEREAS, following consummation of the transactions contemplated in this Agreement, Purchaser and Stockholder will own 49% and 51%, respectively, of the outstanding shares of Seller Stock;

         NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, the parties hereby agree as follows:

1.  DEFINITIONS

    Unless the context otherwise requires, capitalized terms used in this Agreement or in any schedule, or annex attached hereto and not otherwise defined shall have the following meanings for all purposes of this Agreement:

    "Affiliates" has the meaning set forth in Section 4.8.

    "Agreement" has the meaning set forth in the first paragraph of this Agreement.

    "Annex" means each Annex attached hereto that represents a document relevant to the transactions contemplated in this Agreement.

    "Balance Sheet Date" has the meaning set forth in Section 4.9.

    "Charter Documents" means the Certificate of Incorporation, Articles of Incorporation or other instrument pursuant to which any corporation, partnership or other business entity that is a signatory to this Agreement was formed or organized in accordance with applicable law.

    "Closing" has the meaning set forth in Section 3.

    "Closing Date" has the meaning set forth in Section 3.

    "Code" has the meaning set forth in the fifth recital of this Agreement.

    Controlled Group" has the meaning set forth in Section 4.16.

    "Demand Registration" has the meaning set forth in Section 15.2.

    "Draft Registration Statement" has the meaning set forth in the eighth recital of this Agreement.

    "Environmental Laws" has the meaning set forth in Section 4.12.

    "ERISA" has the meaning set forth in Section 4.15.

    "Founding Companies" has the meaning set forth in the first recital of this Agreement.

    "Founding Stockholders" has the meaning set forth in Section 15.2.

    "Hazardous Wastes" and "Hazardous Substances" have the meanings set forth in Section 4.12.

    "Hart-Scott Act" has the meaning set forth in Section 7.7.

    "Initial Disclosure Date" means April 30, 1997.

    "IPO" has the meaning set forth in the fourth recital of this Agreement.

    "IPO Price" has the meaning set forth in the fourth recital of this Agreement.

    "June Balance Sheet" has the meaning set forth in Section 4.9.

    "KINI" has the meaning set forth in Section 4.20(xvi).

    "Liens" has the meaning set forth in Section 4.3.

    "Management Agreement" has the meaning set forth in Section 4.20(xvi).

    "Material Adverse Effect" has the meaning set forth in Section 4.1.

    "Material Documents" has the meaning set forth in Section 4.19.

    "Old ACG" has the meaning set forth in the first paragraph of this Agreement.

    "Other Stockholders" means the Persons that receive shares of Purchaser Stock, securities convertible into shares of Purchaser Stock and/or cash upon the acquisition by Purchaser of assets or businesses in which such Persons owned an interest on or prior to the closing date of the IPO.

    "Person" means an individual, a corporation, a partnership, an association, a limited liability company, a joint stock company, a trust, or other unincorporated organization.

    "Pre-Closing Date Period" has the meaning set forth in Section 10.1(ii)

    "Proceeding Notice" has the meaning set forth in Section 10.3.

    "Prohibited Activities" has the meaning set forth in Paragraph 4.22.

    "Prospectus" means the prospectus included in a Registration Statement, including any preliminary prospectus, as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registerable Securities covered by such Registration Statement, and by all other amendments and supplements to such prospectus, including post-effective amendments, and in each case including all material incorporated by reference therein.

    "Purchaser" has the meaning set forth in the first paragraph of this Agreement.

    "Purchaser Charter Documents" has the meaning set forth in Section 6.1.

    "Purchaser Documents" has the meaning set forth in Section 6.9.

    "Purchaser Stock" has the meaning set forth in the fourth recital of this Agreement.

    "Qualified Plans" has the meaning set forth in Section 4.16.

    "Registerable Securities" means the shares of Purchaser Stock acquired by Stockholder pursuant to Section 2.2.

    "Registration Statement" means any registration statement of Purchaser and any other entity required to be a registrant with respect to such registration statement pursuant to the requirements of the Securities Act which covers any of the Registerable Securities, and all amendments and supplements to such registration statement, including post-effective amendments in each case including the Prospectus contained therein, all exhibits thereto and all materials incorporated by reference therein.

    "Restricted Securities" has the meaning set forth in Section 15.

    "Returns" means any returns, reports or statements (including any information returns) required to be filed for purposes of a particular Tax.

    "Schedule" means each Schedule attached hereto, which shall reference the relevant sections of this Agreement, on which parties hereto disclose information as part of their respective representations, warranties, covenants and agreements.

    "SEC" means the United States Securities and Exchange Commission.

    "Section 351 Exchange Plan" means the Section 351 Exchange Plan in the form of Annex II.

    "Seller" has the meaning set forth in the first paragraph of this Agreement.

    "Seller Financial Statements" has the meaning set forth in Section 4.9.

    "Seller Notice" has the meaning set forth in Section 10.3.

    "Seller Stock" has the meaning set forth in the first paragraph of this Agreement.

    "Stockholder" has the meaning set forth in the first paragraph of this Agreement.

    "Stockholder Charter Documents" has the meaning set forth in Section 5.1.

    "Stockholder Documents" has the meaning set forth in Section 5.3.

    "Stockholder Group" has the meaning set forth in Section 4.18.

    "Stockholders' Agreement" means the Stockholders' Agreement to be dated as of the Closing Date and in substantially the form of Annex III.

    "Switch" means Seller's DMS 100/200/500 Nortel Digital Switch located in Moundridge, Kansas, together with all associated peripheral equipment, software, spare parts and supplies.

    "Tax" or "Taxes" has the meaning set forth in Section 10.1.

    "Transfer Taxes" has the meaning set forth in Section 16.6.

    "Unitary Return" has the meaning set forth in Section 10.1(i).

    "1933 Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

2.  PURCHASE, SALE AND EXCHANGE

    2.1 Issuance of Seller Stock. Pursuant to the terms of this Agreement, at the Closing, Seller will sell, issue and deliver to Purchaser certificates representing 112,221 shares of Seller Stock. On the terms and subject to the conditions of this Agreement, at the Closing, Purchaser will purchase 112,221 newly issued shares of Seller Stock from Seller for Ten Million Dollars ($10,000,000) in immediately available funds.

    2.2 Exchange of Common Stock. Pursuant to the terms of this Agreement, at the Closing, Stockholder will transfer, convey and assign to Purchaser certificates representing 89,767 shares of Seller Stock issued and outstanding on the date of this Agreement, together with stock powers duly endorsed by Stockholder so that the foregoing shares of Seller Stock may be duly registered in Purchaser's name. On the terms and subject to the conditions of this Agreement, at the Closing, Purchaser will acquire from Stockholder 89,767 shares of Seller Stock in exchange for such number of shares of Purchaser Stock (rounded to the nearest whole share) as shall be determined by dividing $10,000,000 by the IPO Price.

    2.3 Section 351 Exchange Plan By executing this Agreement, Stockholder approves and adopts the Section 351 Exchange Plan to the same extent as if a duly authorized officer of Stockholder had executed the Section 351 Exchange Plan for and in the name of and on behalf of Stockholder.

3.  CLOSING

    The closing of the transactions contemplated by this Agreement ("Closing") shall take place on the date of the closing of the sale of shares of the Purchaser Stock in the IPO, or such other date as the parties hereto may designate (the "Closing Date"), at such place in New York City as the parties may mutually agree.

4.  REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF SELLER AND
    STOCKHOLDER

    Seller and Stockholder, jointly and severally, represent, warrant, covenant and agree (i) that all of the following representations and warranties in this
Section 4 are true at the date of this Agreement and, subject to Section 7.6, shall be true at the Closing Date and (ii) that all of the covenants and agreements in this Section 4 shall be materially complied with or performed at and as of the Closing Date . None of the representations, warranties, covenants and agreements set forth in this Section 4 shall survive the Closing Date.

    4.1 Due Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Kansas, and is duly authorized and qualified to do business and is in good standing under the laws of each jurisdiction where such qualification is required except (i) as set forth on Schedule 4.1 or (ii) where the failure to be so authorized or qualified would not have a material adverse effect on the business, operations, affairs, prospects, properties, assets or condition (financial or otherwise), of Seller (as used herein with respect to Seller or with respect to any other Person, a "Material Adverse Effect"). Schedule 4.1 contains a list of all such jurisdictions in which Seller is authorized or qualified to do business. True, complete and correct copies of the Charter Documents and Bylaws, each as amended, of Seller are attached hereto as Schedule 4.1. The stock records of Seller as heretofore made available to Purchaser, are correct and complete in all material respects. There are no minutes in the possession of Seller or Stockholder which have not been made available to Purchaser, and all of such minutes are correct and complete in all material respects.

    4.2 Authorization. Seller has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by Seller of this Agreement and its consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Seller. This Agreement has been duly executed and delivered by Seller and is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

    4.3 Capital Stock of Seller. The authorized capital stock of Seller consists of 10,000,000 shares of Seller Stock, of which 300,000 shares are issued and outstanding and owned of record and beneficially by Stockholder, free and clear of all mortgages, liens, security interests, pledges, voting trusts, restrictions, encumbrances and claims of every kind (collectively, the "Liens") except as otherwise set forth on Schedule 4.3. All of the issued and outstanding shares of the capital stock of Seller (i) have been duly authorized and validly issued and (ii) are fully paid and nonassessable. Further, none of such shares was issued in violation of the preemptive rights of any past or present stockholder.

    4.4 Transactions in Capital Stock. Except as set forth on Schedule 4.4, Seller has not acquired any Seller Stock since January 1, 1993. No option, warrant, call, conversion right or commitment of any kind exists which obligates Seller to issue any of its authorized but unissued capital stock. Seller has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. Neither the voting stock structure of Seller nor the relative ownership of shares among any of its stockholder group has been altered or changed in contemplation of the transactions contemplated by this Agreement.

    4.5 No Bonus Shares. None of the outstanding shares of Seller Stock was issued pursuant to awards, grants or bonuses.

    4.6 Subsidiaries. Seller has no subsidiaries; Seller does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any Person; and Seller is not directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity.

    4.7 Predecessor Status; etc. Set forth in Schedule 4.7 is a listing of all names of all predecessor companies of Seller, including the names of any entities acquired by Seller (by stock purchase, merger or otherwise) or owned by Seller or from whom Seller previously acquired material assets in excess of $250,000, in any case, since January 1, 1991. Except as disclosed on Schedule 4.7, Seller has not been, within such period of time, a subsidiary or division of another corporation or a part of an acquisition which was later rescinded.

    4.8 Spinoff by the Seller. Except as set forth on Schedule 4.8, there has not been any sale, spin-off or split-up of material assets in excess of $250,000 of either Seller or any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Seller ("Affiliates") since January 1, 1991.

    4.9 Financial Statements. Attached hereto as Schedule 4.9 are copies of the following financial statements of Seller (the "Seller Financial Statements"):
Seller's audited Balance Sheets as of December 31, 1996, 1995 and 1994 and its unaudited Balance Sheet as of June 30, 1997 ("June Balance Sheet"), and audited Statements of Operations, Stockholder's Equity and Cash Flows and related notes thereto for each of the years in the three-year period ended December 31, 1996 and unaudited Statements of Operations, Stockholder's Equity and Cash Flows for the six months ended June 30, 1997 and 1996 (June 30, 1997 being hereinafter referred to as the "Balance Sheet Date"). The audited Seller Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as noted thereon or on Schedule 4.9). The unaudited Seller Financial Statements were prepared in accordance with the books and records of Seller in accordance with accounting principles consistently applied. Seller's Balance Sheets as of December 31, 1996, 1995 and 1994 present fairly the financial position of Seller as of the dates indicated thereon, and Seller's Statements of Operations, Stockholder's Equity and Cash Flows for each of the three years in the period ended December 31, 1996 present fairly the results of operations for the periods indicated thereon in accordance with generally accepted accounting principles. Seller's financial statements at and for the two years in the period ended December 31, 1995 have been examined by Kennedy and Coe, LLP, independent public accountants. Seller's financial statements for the year ended December 31, 1996 have been examined by Sartain Fischbein & Co., independent public accountants.

    4.10 Liabilities and Obligations. Seller has no material liabilities of any kind, character or description, whether accrued, absolute, secured or unsecured, contingent or otherwise, that are not reflected on the June Balance Sheet or otherwise reflected in the Seller Financial Statements at the Balance Sheet Date, including loan agreements, indemnity or guaranty agreements, bonds, mortgages, Liens, pledges or other security agreements. Except as set forth on
Schedule 4.10, since the Initial Disclosure Date Seller has not incurred any material liabilities of any kind, character and description, whether accrued, absolute, secured or unsecured, contingent or otherwise, other than liabilities incurred in the ordinary course of business. Seller has also disclosed to Purchaser on Schedule 4.10, in the case of those contingent liabilities related to pending or threatened litigation or other liabilities which are not fixed or otherwise accrued or reserved, the following information:

         (i) a summary description of the liability together with the following:

             (x) copies of all relevant documentation relating thereto;

             (y) amounts claimed and any other action or relief sought; and

             (z) name of claimant and all other parties to the claim, suit or proceeding;

         (ii) the name of each court or agency before which such claim, suit or proceeding is pending;

         (iii) the date such claim, suit or proceeding was instituted; and

         (iv) a good faith and reasonable estimate of the maximum amount, if any, which is likely to become payable with respect to each such liability.

    4.11 Permits and Intangibles. Seller holds all licenses, franchises, permits and other governmental authorizations the absence of any of which could have a Material Adverse Effect on its business, and Seller has delivered to Purchaser an accurate list and summary description (which is set forth on Schedule 4.11) of all such licenses, franchises, permits and other governmental authorizations, including titles, certificates, trademarks, trade names, patents, patent applications and copyrights owned or held by Seller (including interests in software or other technology systems, programs and intellectual property) (it being understood and agreed that a list of all environmental permits and other environmental approvals is set forth on Schedule 4.12). To the knowledge of Seller, the licenses, franchises, permits and other governmental authorizations listed on Schedules 4.11 and 4.12 are valid in all material respects, and Seller has not received any notice that any governmental authority intends to cancel, terminate or not renew any such license, franchise, permit or other governmental authorization. Seller has conducted and is conducting its business in substantial compliance with the requirements, standards, criteria and conditions set forth in the licenses, franchises, permits and other governmental authorizations listed on Schedules 4.11 and 4.12 and is not in violation of any of the foregoing except where such non-compliance or violation would not have a Material Adverse Effect on Seller. Except as specifically provided in Schedule 4.11, the transactions contemplated by this Agreement will not result in a material default under or a material breach or violation of, or materially adversely affect the rights and benefits afforded to Seller by, any such license, franchise, permit or government authorization.

    4.12 Environmental Matters. Except as set forth on Schedule 4.12, (i) Seller has substantially complied with and is in compliance with all Federal, state, local and foreign statutes (civil and criminal), laws, ordinances, regulations, rules, notices, permits, judgments, orders and decrees applicable to it or any of its properties, assets, operations and businesses relating to environmental protection (collectively "Environmental Laws") including, without limitation, Environmental Laws relating to air, water, land and the generation, storage, use, handling, transportation, treatment or disposal of Hazardous Wastes and Hazardous Substances including petroleum and petroleum products (as such terms are defined in any applicable Environmental Law); (ii) Seller has obtained and substantially adhered to all necessary permits and other approvals necessary to treat, transport, store, dispose of and otherwise handle Hazardous Wastes and

Hazardous Substances, a list of all of which permits and approvals is set forth on Schedule 4.12 and reported to the appropriate authorities, to the extent required by all Environmental Laws, all past and present sites owned and operated by Seller where Hazardous Wastes or Hazardous Substances have been treated, stored, disposed of or otherwise handled; (iii) there have been no releases or threats of releases (as defined in Environmental Laws) at, from, in or on any property owned or operated by Seller except as permitted by Environmental Laws; (iv) no on-site or off-site location to which Seller has transported or disposed of Hazardous Wastes and Hazardous Substances or arranged for the transportation of Hazardous Wastes and Hazardous Substances, which site is the subject of any Federal, state, local or foreign enforcement action or any other investigation, could lead to any material claim against Seller for any clean-up cost, remedial work, damage to natural resources, property damage or personal injury, including, but not limited to, any claim under the comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; and (v) Seller has no contingent liability in connection with any release of any Hazardous Waste or Hazardous Substance into the environment.

    4.13 Material Contracts and Commitments. Seller has listed on Schedule 4.13 all material contracts, commitments and similar agreements to which Seller is a party or by which it or any of its properties are bound (including, but not limited to, contracts with significant customers, joint venture or partnership agreements, contracts with any labor organizations, strategic alliances and options to purchase land), other than agreements listed on other Schedules to this Agreement, (x) in existence as of the Initial Disclosure Date and (y) entered into since the Initial Disclosure Date, and in each case has delivered true, complete and correct copies of such agreements to Purchaser. Seller has complied with all material commitments and obligations pertaining to it, and is not in material default under any contract or agreement listed on Schedule 4.13 and no notice of default under any such contract or agreement has been received. Seller has also indicated on Schedule 4.13 a summary description of all plans or projects involving the acquisition of any personal property, business or assets requiring, in any event, the payment of more than $25,000 by Seller.

    4.14 Real Property. Seller has good and insurable title to the real property owned or leased by it and used or held for use in its business, subject to no Lien except for:

         (w) Liens reflected on Schedules 4.10 as securing specified liabilities (with respect to which no material default exists);

         (x) Liens for current taxes not yet payable and assessments not in default;

         (y) easements for utilities serving the property only; and

         (z) easements, covenants and restrictions and other exceptions to title shown of record in the office of the County Clerks in which the properties, assets and leasehold estates are located which do not adversely affect in any material respect the current use of the property.

All leases of new property by Seller are in full force and effect in all material respects and constitute valid and binding agreements of the parties (and their successors) thereto in accordance with their respective terms.

    4.15 Employee Plans. Schedule 4.15 represents an accurate list of all employee benefit plans of Seller, including all employment agreements and other agreements or arrangements containing "golden parachute" or other similar provisions, and deferred compensation agreements, and classifications of employees covered thereby as of the Initial Disclosure Date. Except for the employee benefit plans, if any, described on Schedule 4.15, Seller does not sponsor, maintain or contribute to any plan program, fund or arrangement that constitutes an "employee pension benefit plan," and Seller does not have any obligation to contribute to or accrue or pay any benefits under any deferred compensation or retirement funding arrangement on behalf of any employee or employees (such as, for example, and without limitation, any individual retirement account or annuity, any "excess benefit plan" (within the meaning of Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended "ERISA") or any non-qualified deferred compensation arrangement). For the purposes of this Agreement, the term "employee pension benefit plan" shall have the same meaning as is given that term in Section 3(2) of ERISA. Seller has not sponsored, maintained or contributed to any employee pension benefit plan other than the plans set forth on Schedule 4.15, nor is Seller required to contribute to any retirement plan pursuant to the provisions of any collective bargaining agreement establishing the terms and conditions or employment of any of Seller's employees.

    Seller is not now, nor as a result of its past activities can it reasonably be expected to become, liable to the Pension Benefit Guaranty Corporation (other than for premium payments) or to any multi employer employee pension benefit plan under the provisions of Title IV of ERISA.

    All employee benefit plans listed on Schedule 4.15 and the administration thereof are in substantial compliance with their terms and all applicable provisions of ERISA and the regulations issued thereunder, as well as with all other applicable Federal, state and local statutes, ordinances and regulations.

    All accrued contribution obligations of Seller with respect to any plan listed on Schedule 4.15 have either been fulfilled in their entirety or are fully reflected on the balance sheet of Seller as of the Balance Sheet Date.

    4.16 Employee Plans and Compliance with ERISA. All employee benefit plans listed on Schedule 4.15 that are intended to qualify (the "Qualified Plans") under Section 401(a) of the Code are, and have been so qualified and have been determined by the Internal Revenue Service to be so qualified, and copies of such determination letters are included as part of Schedule 4.15. Except as disclosed on Schedule 4.15, all reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, actuarial reports, audits or tax returns) have been timely filed or distributed, and copies thereof are included as part of Schedule 4.15. Neither Stockholder nor any such plan listed in
Schedule 4.15, nor Seller has engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA. No employee benefit plan listed on Schedule 4.15 has incurred an accumulated funding deficiency, as defined in Section 412(a) of the Code and Section 302(1) of ERISA; and Seller has not incurred (i) any liability for excise tax or penalty payable to the Internal Revenue Service or (ii) any liability to the Pension Benefit Guaranty Corporation (other than for premium payments). Furthermore:

         (v) there have been no terminations or discontinuance of contributions to any Qualified Plan intended to qualify under Section 401(a) of the Code without notice to and approval by the Internal Revenue Service;

         (w) no plan listed on Schedule 4.15 that is subject to the provisions of Title IV of ERISA has been terminated;

         (x) there have been no "reportable events" (as that phrase is defined in Section 4043 of ERISA) with respect to employee benefit plans listed in
    Schedule 4.15;

         (y) Seller has not incurred liability under Section 4062 of ERISA; and

         (z) no circumstances exist pursuant to which Seller could reasonably be expected to have any direct or indirect liability whatsoever (including, but not limited to, any liability to any multi employer plan or the Pension Benefit Guaranty Corporation under Title IV of ERISA or to the Internal Revenue Service for any excise tax or penalty, or being subject to any statutory Lien to secure payment of any such liability) with respect to any plan now or heretofore maintained or contributed to by any entity other than Seller that is, or at any time was, a member of a "controlled group" (as defined in Section 412(n)(6)(B) of the Code) that includes Seller ("Controlled Group")

The transactions contemplated by this Agreement together with any amounts paid or payable by Company or any member of the Controlled Group has not resulted in and will not result in payments to "disqualified individuals" (as defined in Section 280G(c) of the Code) of Company or any member of the Controlled Group which, individually or in the aggregate will constitute "excess parachute payments" (as defined in Section 280G(b) of the Code) resulting in the imposition of the excise tax under Section 4999 of the Code or the disallowance of deductions under Section 280G of the Code.

    4.17 Conformity with Law; Litigation. Except to the extent set forth on
Schedule 4.17, Seller is not in violation of any law or regulation or any order of any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over Seller which would have a Material Adverse Effect; and except to the extent set forth on Schedule 4.17, there are no material claims, actions, suits or proceedings, commenced or, to the knowledge of Seller, threatened, against or affecting Seller, at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over Seller and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received by Seller or the Stockholder. Seller has conducted and is conducting its business in substantial compliance with the requirements, standards, criteria and conditions set forth in applicable Federal, state and local statutes, ordinances, permits, licenses, orders, approvals, variances, rules and regulations, including all such permits, licenses, orders and other governmental approvals set forth on schedules to this Agreement, and is not in violation of any of the foregoing which might have a Material Adverse Effect.

    4.18 Tax Matters. Except as otherwise expressly noted in this Section 4.18 or set forth in Schedule 4.18, the operations of Seller have been reflected in the consolidated Federal income tax returns of the affiliated group of corporations having Stockholder as its common parent (the "Stockholder Group") that have been filed or will be timely filed pursuant to the Code, for the taxable years ended on or before December 31, 1996 during which Stockholder owned, directly or indirectly, 100% of the capital stock of Seller. Seller and Stockholder have (or will have by the Closing) caused to be duly filed in a timely manner (taking into account all extensions of due dates) with the appropriate Federal, state, local, and other governmental authorities all material Returns which are required to be filed by or with respect to any member of the Stockholder Group, to the extent Seller could be liable for such Taxes, and have (or will have by the Closing) caused to be paid or deposited or made adequate provision in accordance with generally accepted accounting principles consistently applied for the payment of all Taxes (including estimated Taxes) required with respect to the periods covered by such Returns or by any taxing authority. Adequate provision has been made for all Taxes due with respect to Seller and with respect to each member of the Stockholder Group, to the extent Seller could be liable for such Taxes, for all periods through the Balance Sheet Date, and adequate provision will be made for all such Taxes for the period between the Balance Sheet Date and the Closing Date. Except as set forth in Schedule 4.18 and except for Liens securing the payment of Taxes not yet due and payable, (i) there are no Liens upon any assets of Seller, (ii) there are no outstanding agreements or waivers by or with respect to Seller or any member of the Stockholder Group extending the period for assessment or collection of any Taxes for which Seller could be liable, (iii) there is no pending action, proceeding or investigation, and, to the best knowledge of the Seller and Stockholder, no action, proceeding or investigation has been threatened by any governmental authority, for assessment or collection of Taxes with respect to Seller or Taxes of any member of the Stockholder Group for which Seller could be held liable, and (iv) no claim for assessment or collection of Taxes has been asserted and no actual or proposed assessment has been made against Seller with respect to the Taxes of Seller or Taxes of any member of the Stockholder Group for which Seller could be held liable. No consent or election under
Section 341(f) of the Code has been filed by or on behalf of Seller.

    4.19 No Violations. Seller is not in violation of its Charter Documents. Neither Seller nor, to the knowledge of Seller, any other party thereto, is in material default under any lease, instrument, agreement, license, or permit set forth on any schedule to this Agreement, or any other material agreement to which it is a party or by which its properties are bound (the "Material Documents"); and, except as set forth in Schedule 4.19, (i) the rights and benefits of Seller under the Material Documents will not be materially adversely affected by the transactions contemplated hereby and (ii) the execution of this Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby will not result in any material violation or breach or constitute a material default under, any of the terms or provisions of the Material Documents or the Charter Documents. Except as set forth on Schedule 4.19, none of the Material Documents requires notice to, or the consent or approval of, any governmental agency or other third party with respect to any of the transactions contemplated hereby in order to remain in full force and effect in all material respect, and consummation of the transactions contemplated hereby will not give rise to any right to termination, cancellation or acceleration or loss of any material right or benefit. Except as set forth on Schedule 4.19, to the knowledge of Seller, none of the Material Documents prohibits the use or publication by Seller or Purchaser of the name of any other party to such Material Document, and none of the Material Documents prohibits or restricts Seller from freely providing services to any other customer or potential customer of Seller, Purchaser or any of the Other Founding Companies.

    4.20 Absence of Changes. Since the Initial Disclosure Date, except as set forth on Schedule 4.20, there has not been:

         (i) any material adverse change in the financial condition, assets, liabilities (contingent or otherwise), income or business of Seller;

         (ii) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of Seller;

         (iii) any change in the authorized capital of Seller or its outstanding securities or any change in its ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;

         (iv) any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of Seller;

         (v) any increase in the compensation, bonus, sales commissions or fee arrangement payable or to become payable by Seller to any of its officers, directors, Stockholders, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice;

         (vi) any work interruptions, labor grievances or labor claims filed, or any other similar labor event or condition of any character, materially adversely affecting the business of Seller;

         (vii) any sale or transfer, or any agreement to sell or transfer, any material assets, property or rights of Seller to any Person, including, without limitation, Stockholder and its Affiliates outside the ordinary course of business of Seller;

         (viii) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to Seller, including without limitation any indebtedness or obligation of Stockholder or any Affiliate thereof outside the ordinary course of business of Seller;

         (ix) any plan, agreement or arrangement granting any preferential right to purchase or acquire any interest in any of the assets, property or rights of Seller or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

         (x) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, right or asset outside of the ordinary course of the Seller's business;

         (xi) any waiver of any material rights or claims of Seller;

         (xii) any material breach, amendment or termination of any contract, agreement, license, permit or other right to which Seller is a party:

         (xiii) any transaction by Seller outside the ordinary course of its respective businesses;

         (xiv) any cancellation or termination of a material contract with a customer or client prior to the scheduled termination date;

         (xv) any other distribution of property or assets by Seller outside the ordinary course of Seller's business; or

         (xvi) any amendment of or modification to the Management Agreement dated as of January 1, 1997 between KINI, L.C., a Kansas limited liability company ("KINI"), and Seller ("Management Agreement").

    4.21 Disclosure. This Agreement, including the Schedules and Annexes hereto, together with all other documents and information made available to Purchaser and its representatives in writing pursuant hereto, present fairly the business and operations of Seller for the time periods with respect to which such information was requested. Seller's rights under the documents delivered pursuant hereto would not be materially adversely affected by, and no statement made herein would be rendered untrue in any material respect by, any other document to which Seller is a party, or to which its properties are subject, or by any other fact or circumstance regarding Seller (which fact or circumstance was, or should reasonably, after due inquiry, have been known to Seller) that is not disclosed pursuant hereto or thereto.

    4.22 Prohibited Activities. Except as set forth on Schedule 4.22, Seller has not, between the Initial Disclosure Date and the date of this Agreement, taken any of the actions set forth in Section 7.3 ("Prohibited Activities").

    4.23 Insurance. Seller maintains such policies of workmen's compensation, casualty, liability and other insurance as it considers appropriate under the circumstance. Schedule 4.23 accurately identifies the types and coverage amounts of such insurance.

    4.24 Draft Registration Statement. The text of, and the financial statements and other financial information contained in, the Draft Registration Statement, insofar as they were provided by Seller and Stockholder expressly for inclusion therein, but not otherwise, are true, accurate and complete in all material respects and do not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

5.  ADDITIONAL REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF
    STOCKHOLDER

    Stockholder further represents warrants, covenants and agrees (i) that all of the following representations and warranties in this Section 5 are true at the date of this Agreement and, subject to Section 7.6, shall be true at the Closing Date and (ii) that all of the covenants and agreements in this Section 5 shall be complied with or performed at and as of the Closing Date. The representations and warranties set forth in this Section 5 shall survive until the Expiration Date.

    5.1 Due Organization. Stockholder is a corporation duly organized, validly existing and in good standing under the laws of the state of Kansas, and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted, except where the failure to be so authorized or qualified would not have a Material Adverse Effect. True, complete and correct copies of the Charter Documents and By-laws, each as amended, of Stockholder (the "Stockholder Charter Documents") are attached hereto as Schedule 5.1.

    5.2 Authorization. Stockholder has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by Stockholder of this Agreement and its consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Stockholder. This Agreement has been duly executed and delivered by Stockholder and is a valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms.

    5.3 No Violations. Stockholder is not in violation of any Stockholder Charter Document. Neither the Stockholder nor, to the knowledge of Stockholder, any other party thereto, is in default under any lease, instrument, agreement, license, or permit to which Stockholder is a party, or by which Stockholder, or any of its respective properties, are bound (collectively, the "Stockholder Documents"); and the execution of this Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby will not result in any material violation or breach or constitute a default under, any of the terms or provisions of the Stockholder Documents or the Stockholder Charter Documents. None of the Stockholder Documents requires notice to, or the consent or approval of, any governmental agency or other third party with respect to any of the transactions contemplated hereby.

    5.4 No Plan of Distribution. Stockholder has no intention or arrangement to sell or otherwise dispose of any Purchaser Stock to be received pursuant to this Agreement and the Section 351 Exchange Plan.

    5.5 No Retained Rights. Stockholder will not retain any right after the Closing in any Seller Stock to be transferred by him at the Closing but, to the extent that such right may exist upon the consummation of the Closing, such right shall be deemed to have been released and extinguished.

6.  REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF PURCHASER

    Purchaser and Old ACG, jointly and severally, represent, warrant, covenant and agree (i) that all of the following representations and warranties in this
Section 6 are true at the date of this Agreement and, subject to Section 7.6, shall be true at the Closing Date, (ii) that all of the covenants and agreements in this Section 6 shall be complied with or performed at and as of the Closing Date, and (iii) that none of the representations, warranties, covenants or agreements set forth in this Section 6 shall survive the Closing Date.

    6.1 Due Organization. Purchaser and Old ACG each is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted, except where the failure to be so authorized or qualified would not have a Material Adverse Effect. True, complete and correct copies of the Charter Documents and By-laws, each as amended, of Purchaser and Old ACG (collectively the "Purchaser Charter Documents") are all attached hereto as Schedule 6.1.

    6.2 Authorization. Each of Purchaser and Old ACG has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by each of Purchaser and Old ACG of this Agreement and its consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Purchaser and Old ACG. This Agreement has been duly executed and delivered by each of

Purchaser and Old ACG and is a valid and binding obligation of each of Purchaser and Old ACG, enforceable against each of them in accordance with its terms.

    6.3 Capital Stock. The authorized capital stock of Old ACG is as set forth in Schedule 6.3. All of the issued and outstanding shares of the capital stock of Old ACG (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable, (iii) are owned of record and beneficially by the Persons set forth on Schedule 6.3, and (iv) were offered, issued, sold and delivered by Purchaser in compliance with all applicable state and Federal laws concerning the offer, issuance, sale and delivery of securities. Further, none of such shares was issued in violation of the preemptive rights of any past or present stockholder of Purchaser. Subject to the consummation of the reverse stock split referred to in the seventh recital of this Agreement and the consummation of Purchaser's acquisition of Old ACG in the reverse triangular merger, the capitalization of Purchaser will be identical to the capitalization of Old ACG immediately prior to the consummation of the IPO.

    6.4 Transactions in Capital Stock, Organization Accounting. Except as set forth on Schedule 6.4 or contemplated to be issued in connection with the acquisition of the Founding Companies, (i) no option, warrant, call, conversion right or commitment of any kind exists which obligates Old ACG to issue any of its authorized but unissued capital stock and (ii) Old ACG has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. Schedule 6.4 also includes complete and accurate copies of all stock option or stock purchase plans, including a list, accurate as of the date hereof, of all outstanding options, warrants or other rights to acquire shares of capital stock of Old ACG.

    6.5 Subsidiaries. Neither Purchaser nor Old ACG has any subsidiaries except for each of the companies identified on Schedule 6.5. Except as set forth in the preceding sentence, neither Purchaser nor Old ACG presently owns, of record or beneficially, or controls, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity, and neither Purchaser nor Old ACG, directly or indirectly, is a participant in any joint venture, partnership or other non-corporation entity.

    6.6 Financial Statements. Attached hereto as Schedule 6.6 are copies of the following financial statements of Old ACG, which reflect the results of its operations from inception in June 1996 (the "Old ACG Financial Statements"):
Old ACG's audited Balance Sheet as of December 31, 1996 and its unaudited Balance Sheet as of June 30, 1997, and audited Statements of Operations, Stockholder's Equity and Cash Flows and related notes thereto for the period from June 10, 1996 through December 31, 1996 and unaudited Statements of Operations, Stockholder's Equity and Cash Flows for the six months ended June 30, 1997. The audited Old ACG Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the period indicated (except as noted thereon or on Schedule 6.6). The unaudited Old ACG Financial Statements were prepared in accordance with the books and records of Old ACG in accordance with accounting principles consistently applied. Old ACG's Balance Sheets present fairly the financial position of Old ACG as of the dates indicated thereon, and Old ACG's Statements of Operations, Stockholder's Equity and Cash Flows included in the Old ACG Financial Statements present fairly the results of operations for the periods indicated thereon in accordance with generally accepted accounting principles. Old ACG's Financial Statements at and for the period ended December 31, 1996 have been examined by KPMG Peat Marwick LLP, independent public accountants.

    6.7 Liabilities and Obligations. Except as set forth on Schedule 6.7, neither Purchaser nor Old ACG has any material liabilities, contingent or otherwise, except as set forth in or contemplated by this Agreement and except for fees incurred in connection with the transactions contemplated hereby and thereby.

    6.8 Conformity with Law; Litigation. Except to the extent set forth on
Schedule 6.8 or in the Draft Registration Statement, neither Purchaser nor Old ACG is in violation of any law or regulation or any order of any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it which would have a Material Adverse Effect; and except to the extent set forth in Schedule 6.8 or the Draft Registration Statement, there are no material claims, actions, suits or proceedings, pending or, to the knowledge of either Purchaser or Old ACG, threatened, against or affecting either Purchaser or Old ACG, at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received. Each of Purchaser and Old ACG has conducted and is conducting its businesses in substantial compliance with the requirements, standards, criteria and conditions set forth in applicable Federal, state and local statutes, ordinances, permits, licenses, orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing which might have a Material Adverse Effect.

    6.9 No Violations. Neither Purchaser nor Old ACG is in violation of any Purchaser Charter Document. Neither Purchaser nor Old ACG, to the knowledge of Purchaser or Old ACG, or any other party thereto, is in default under any lease, instrument, agreement, license, or permit to which Purchaser or Old ACG is a party, or by which Purchaser or Old ACG or any of its properties, are bound (collectively, the "Purchaser Documents"); and (i) the rights and benefits of Purchaser or Old ACG under the Purchaser Documents will not be adversely affected by the transactions contemplated hereby and (ii) the execution of this Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby will not result in any material violation or breach, or constitute a default under, any of the terms or provisions of the Purchaser Documents or the Purchaser Charter Documents. Except as set forth on Schedule 6.9, none of the Purchaser Documents requires notice to, or the consent or approval of, any governmental agency or other third party with respect to any of the transactions contemplated hereby in order to remain in full force and effect, and consummation of the transactions contemplated hereby will not give rise to any right to termination, cancellation or acceleration or loss of any right or benefit.

    6.10 Purchaser Securities. The shares of Purchaser Stock deliverable to Stockholder pursuant to this Agreement will have been duly authorized prior to the Closing, and upon consummation of this Agreement in accordance with the terms hereof, will be validly issued, fully paid and nonassessable.

    6.11 Business; Real Property; Material Agreement. Old ACG was formed in June 1996 and Purchaser was formed in September 1997. Neither Purchaser nor Old ACG has conducted any material business since the date of its inception, except raising capital and in connection with this Agreement and similar agreements with other Founding Companies. Except as disclosed on Schedule 6.11, neither Purchaser nor Old ACG owns, or has at any time owned, any real property or any material personal property or is a party to any other material agreement.

    6.12 Taxes. Old ACG has filed Federal, state and other Tax returns required to be filed for any fiscal period ended on or before the Balance Sheet Date. Any amount shown as an accrual for Taxes on Purchaser Financial Statements are sufficient for the payment of all Taxes of the kinds indicated.

    6.13 Draft Registration Statement. The text of, and the financial statements and other financial information contained in, the Draft Registration Statement, insofar as they relate to Purchaser or Old ACG but not otherwise, are true, accurate and complete in all material respects and do not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

7.  OTHER COVENANTS PRIOR TO CLOSING

    7.1 Access and Cooperation; Due Diligence; Audits.

         (i) Between the date of this Agreement and the Closing Date, Seller will afford to the officers and authorized representatives of Purchaser access to all of Seller's sites, properties, books and records and will furnish Purchaser with such additional financial and operating data and other information as to the business and properties of Seller as Purchaser may from time to time reasonably request. Seller will cooperate with Purchaser, its representatives, auditors and counsel in the preparation of any documents or other material that may be required in connection with any documents or materials required by this Agreement. Purchaser will cause all information obtained in connection with the negotiation and performance of this Agreement to be treated as confidential in accordance with the provisions of Section 12.

         (ii) Between the date of this Agreement and the Closing, Purchaser will afford to the officers and authorized representatives of Seller and Stockholder access to all sites, properties, books and records of Purchaser, Old ACG and the other Founding Companies, and will furnish Seller and Stockholder with such additional financial and operating data and other information as to the business and properties of Purchaser, Old ACG and the other Founding Companies as Seller and Stockholder may from time to time reasonably request. Purchaser will cooperate with Seller and Stockholder, their representatives, auditors and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials required by this Agreement. Seller and Stockholder will cause all information obtained in connection with the negotiation and performance of this Agreement to be treated as confidential in accordance with the provisions of Section 12.

    7.2 Conduct of Business Pending Closing. Unless otherwise approved in writing by Purchaser, between the date of this Agreement and the Closing Date, Seller will:

         (i) carry on business in substantially the same manner as it has heretofore;

         (ii) maintain its properties and facilities, including those held under lease, in as good working order and condition as at present, ordinary wear and tear excepted;

         (iii) perform in all material respects all of its obligations under agreements relating to or affecting its respective assets, properties or rights;

         (iv) keep in full force and effect in all material respects the present insurance policies or other comparable insurance coverage; and

         (v) maintain material compliance with all material permits, laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar governmental authorities;

    7.3 Prohibited Activities. Between the date of this Agreement and the Closing Date, Seller, will not, without prior written consent of Purchaser:

         (i) make any change in its Charter Documents or By-laws;

         (ii) issue any securities, options, warrants, calls, conversion rights or commitments relating to its securities of any kind;

         (iii) declare or pay any dividend, or make any distribution in respect of Seller Stock, redeem or otherwise acquire or retire for value any shares of Seller Stock;

         (iv) merge or consolidate or agree to merge or consolidate with or into any other corporation;

         (v) commit a material breach or amend or terminate any material agreement, permit, license or other right; or

         (vi) modify or amend the Management Agreement.

    7.4 Exclusivity. Neither Stockholder, nor Seller, nor any agent, officer, director, trustee or any representative of either of the foregoing will, during the period commencing on the date of this Agreement and ending with, the earlier to occur of the Closing Date or the termination of this Agreement in accordance with its terms, directly or indirectly:

         (i) solicit or initiate the submission of proposals or offers from any Person for,

         (ii) participate in any discussions pertaining to, or

         (iii) furnish any information to any Person other than Purchaser or its authorized agents relating to any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, Seller or merger, consolidation or business combination of Seller.

    7.5 Notification of Certain Matters. Stockholder and Seller shall give prompt notice to Purchaser of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would likely cause any representation or warranty of Seller or Stockholder contained herein to be untrue or inaccurate in any material respect at or prior to the Closing Date and (ii) any material failure of Stockholder or Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Person hereunder as of such date. Purchaser shall give prompt notice to Seller and Stockholder of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would likely cause any representation or warranty of Purchaser and Old ACG contained herein to be untrue or inaccurate in any material respect at or prior to the Closing Date and (ii) any material failure of Purchaser or Old ACG to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder as of such date. The delivery of any notice pursuant to this Section 7.5 shall not be deemed to (i) modify the representations or warranties hereunder of the party delivering such notice, which modification may only be made pursuant to Section 7.6, (ii) modify the conditions set forth in Sections 8 and 9, or (iii) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    7.6 Amendment of Schedules. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing to supplement or amend promptly the Schedules with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules. Notwithstanding the foregoing sentence, no amendment or supplement to a Schedule prepared by Seller, Stockholder, Purchaser or Old ACG that constitutes or reflects an event or occurrence that would have a Material Adverse Effect may be made unless Purchaser and Old ACG or Stockholder and Seller, as the case may be, consents to such amendment or supplement. For all purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Sections 8.1 and 9.1 have been fulfilled, the Schedules shall be deemed to be the Schedules as amended or supplemented pursuant to this
Section 7.6. No party to this Agreement shall be liable to any other party if this Agreement shall be terminated pursuant to the provisions of Section 11.1(v). Neither the entry by Purchaser into any other agreement after the date hereof for the acquisition of one or more companies involved in or assets associated with the telephone business and related activities nor the performance by Purchaser of its obligations thereunder shall be deemed to require the amendment to or a supplementation of any Schedule hereto.

    7.7 Compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Hart-Scott Act"). All parties to this Agreement hereby recognize that compliance with the Hart-Scott Act may be required in connection with the transactions contemplated herein. If it is determined by the parties to this Agreement that compliance with the Hart-Scott Act is required, then: (i) each of the parties hereto agrees to cooperate and use its best efforts to comply with the Hart-Scott Act, (ii) such compliance by Seller and Stockholder shall be deemed a condition precedent in addition to the conditions precedent set forth in Section 9 of this Agreement, and such compliance by Purchaser shall be deemed a condition precedent in addition to the conditions precedent set forth in Section 8 of this Agreement, (iii) the parties agree to cooperate and use their best efforts to cause all filings required under the Hart-Scott Act to be made, and (iv) Purchaser shall be responsible for all filing fees under the Hart-Scott Act.

    7.8 Further Assurance. The parties hereto agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action as may be reasonably necessary or convenient to carry out the transactions contemplated by this Agreement.

8.  CONDITIONS PRECEDENT TO OBLIGATIONS OF STOCKHOLDER AND SELLER

    The obligations of Stockholder and Seller with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions. Upon Closing, all conditions not satisfied shall be deemed to have been waived:

    8.1 Representations and Warranties; Performance of Obligations. All representations and warranties of Purchaser and Old ACG contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants and conditions of this Agreement to be complied with or performed by Purchaser and Old ACG on or before the Closing Date shall have been duly complied with or performed in all material respects; and a certificate to the foregoing effect dated the Closing Date, and signed by the President or any Vice President of each of Purchaser and Old ACG shall have been delivered to Seller and Stockholder.

    8.2 Satisfaction. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall be reasonably satisfactory to Seller and Stockholder and their counsel.

    8.3 No Litigation. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions contemplated herein and no governmental agency or body shall have taken any other action or made any request of Seller or Stockholder as a result of which the management of Seller or Stockholder deems it inadvisable to proceed with the transactions hereunder.

    8.4 Opinion of Counsel. Seller and Stockholder shall have received an opinion from counsel for Purchaser and Old ACG, dated the Closing Date, in the form and substance reasonably acceptable to Seller and Stockholder, relating to, insofar as Purchaser and Old ACG concerned, as the case may be, (a) the authorization, execution, delivery, performance and enforceability of the

Agreement and the Stockholders' Agreement and (b) the validity and due issuance of the Purchaser Stock.

    8.5 Consents and Approvals. All necessary consents of and filings with any governmental authority or agency relating to the consummation of the transactions contemplated herein shall have been obtained and made.

    8.6 Good Standing Certificates. Purchaser shall have delivered to Seller and Stockholder a certificate, dated as of a date no later than ten days prior to the Closing Date, duly issued by the Delaware Secretary of State and, unless waived by Seller and Stockholder, in each state in which Purchaser is authorized to do business, showing that Purchaser is in good standing and authorized to do business and that all state franchise and/or income tax returns and taxes for Purchaser, for all periods prior to the Closing Date have been filed and paid to the extent required.

    8.7 No Material Adverse Change. No event or circumstance shall have occurred with respect to Purchaser that would constitute a Material Adverse Effect.

    8.8 Secretary's Certificates. Seller and Stockholder shall have received a certificate or certificates, dated the Closing Date and signed by the Secretary of each of Purchaser and Old ACG, certifying the completeness and accuracy of the attached copies of Purchaser's Charter Documents (including amendments thereto), By-Laws (including amendments thereto), and resolutions of the board of directors approving Purchaser's and Old ACG's entering into this Agreement and its consummation of the transactions contemplated hereby.

    8.9 Closing of IPO. The sale by Purchaser of shares of Purchaser Stock in the IPO shall have closed prior to or substantially contemporaneously with the consummation of the transactions contemplated herein, and Purchaser shall have raised sufficient funds in the IPO to permit it to consummate, and Purchaser shall have consummated, the acquisitions described on Schedule 8.9, unless Seller and Stockholder shall otherwise agree.

    8.10 Stockholders' Agreement. Purchaser shall have executed and delivered the Stockholders' Agreement.

    8.11 FIRPTA Certificate. Purchaser shall have delivered to Seller a certificate to the effect that it is not a foreign Person under Section 1.1445-2(b) of the Treasury Regulations.

    8.12 Election of Director. An individual designated by Stockholder and reasonably qualified to serve on the board of directors of a publicly held company shall have been elected a member of the Board of Directors of Purchaser; and Rod K. Cutsinger shall have entered into an agreement with Stockholder pursuant to which Mr. Cutsinger will agree to vote all shares of Purchaser Stock owned by him in support of each candidate for director of Purchaser nominated pursuant to Section 16.13.

    8.13 Network Service Agreement. Seller and Purchaser shall have executed and delivered a mutually acceptable network usage agreement pursuant to which Seller will (i) provide Purchaser with DS3 and T1 capacity on its fiber optic network at stipulated prices per DSO mile and termination services at stipulated prices for interstate and intrastate terminations, (ii) increase the capacity of its fiber optic network when requested by Purchaser and (iii) service and maintain its fiber optic network, in each case in a timely, professional manner that comports with generally recognized industry standards and practices.

    8.14 Switch Usage Agreement. Seller and Purchaser shall have entered into a mutually acceptable switch usage agreement pursuant to which Seller will (i) lease to and maintain for Purchaser, at a stipulated monthly port fee per T1 of usage, the Switch for the purpose of switching Purchaser's calls within a 500 mile radius of the Switch, (ii) increase, at its cost and expense, the port capacity of the Switch to a stipulated level as promptly as practicable following the Closing Date and (iii) provide, at its cost and expense, additional port capacity to the extent such increased capacity is requested by Purchaser on a quarterly basis, in each case in a timely, professional manner that comports with generally recognized industry standards and practices and the guidelines of any equipment supplier to the extent relevant.

    8.15 Consulting, Servicing and Equipment Purchasing Agreement. KINI and Purchaser shall have entered into a mutually acceptable consulting, servicing and cooperative purchasing agreement pursuant to which KINI will (i) provide to Purchaser consulting services relating to network formation and switch installations and the expansion and maintenance thereof and (ii) pool the purchases of switches, switch bays, off-net termination agreements and other equipment and services on behalf of Purchaser with similar purchases by other communications companies managed by KINI to the end that all participants in such pooled purchases can maximize the discounts available to the Persons participating in a cooperative buying program.

9.  CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

    The obligations of Purchaser with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions. Upon Closing, all conditions not satisfied shall be deemed to have been waived.

    9.1 Representations and Warranties; Performance of Obligations. All the representations and warranties of Seller and Stockholder contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants and conditions of this Agreement to be complied with or performed by Seller and Stockholder on or before the Closing Date shall have been duly performed or complied with in all material respects; and Seller and Stockholder each shall have delivered to Purchaser a certificate dated the Closing Date and signed by it to such effect.

    9.2 No Litigation. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions contemplated herein and no governmental agency or body shall have taken any other action or made any request of Purchaser as a result of which the management of Purchaser deems it inadvisable to proceed with the transactions hereunder.

    9.3 Seller's Secretary's Certificate. Purchaser shall have received a certificate, dated the Closing Date and signed by the Secretary of Seller, certifying the completeness and accuracy of the attached copies of Seller's Charter Documents (including amendments thereto), By-Laws (including amendments thereto), and resolutions of the board of directors approving the Seller's entering into this Agreement and the consummation of the transactions contemplated hereby.

    9.4 Stockholder's Secretary's Certificate. Purchaser shall have received a certificate, dated the Closing Date and signed by the Secretary of Stockholder, certifying the completeness and accuracy of the attached copies of Stockholder's Charter Documents (including amendments thereto), By-Laws (including amendments thereto), and resolutions of the board of directors approving the Stockholder entering into this Agreement and the consummation of the transactions contemplated hereby.

    9.5 No Material Adverse Effect. No event or circumstance shall have occurred with respect to Seller which would constitute a Material Adverse Effect, and Seller shall not have suffered any material loss or damages to any of its properties or assets, whether or not covered by insurance, which change, loss or damage materially affects or impairs the ability of Seller to conduct its business.

    9.6 Satisfaction. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental hereto and all other related legal matters shall have been reasonably satisfactory to Purchaser and its counsel.

    9.7 Opinion of Counsel. Purchaser shall have received an opinion from counsel to Seller and Stockholder, dated the Closing Date, in the form and substance reasonably acceptable to the Purchaser, relating to, insofar as Seller and Stockholder are concerned, (a) the authorization, execution, delivery, performance and enforceability of the Agreement and the Stockholders' Agreement and (b) the validity and the issuance of the shares of Seller Stock issued by Seller and exchanged by Stockholder pursuant to this Agreement.

    9.8 Consents and Approvals. All necessary consents of and filings with any governmental authority or agency relating to the consummation of the transactions contemplated herein shall have been obtained and made; and all required consents and approvals of third parties shall have been obtained.

    9.9 Good Standing Certificates. Seller shall have delivered to Purchaser a certificate, dated as of a date no earlier than ten days prior to the Closing Date, duly issued by the appropriate governmental authority in Seller's state of incorporation and, unless waived by Purchaser, in each state in which Seller is authorized to do business, showing Seller is in good standing and authorized to do business and that all state franchise and/or income Tax returns and Taxes for Seller for all periods prior to the Closing have been filed and paid.

    9.10 FIRPTA Certificate Stockholder shall have delivered to Purchaser a certificate to the effect that it is not a foreign Person under Section 1.1445-2(b) of the Treasury Regulations.

    9.11 Closing of IPO. The sale by Purchaser of shares of Purchaser Stock in the IPO shall have closed prior to or substantially contemporaneously with the consummation of the transactions contemplated by this Agreement.

    9.12 Stockholders' Agreement. Seller and Stockholder shall have executed and delivered the Stockholders' Agreement.

    9.13 Network Service Agreement. Seller and Purchaser shall have executed and delivered a mutually acceptable network usage agreement pursuant to which Seller will (i) provide Purchaser with DS3 and T1 capacity on its fiber optic network at stipulated prices per DSO mile and termination services at stipulated prices for interstate and intrastate terminations, (ii) increase the capacity of its fiber optic network when requested by Purchaser and (iii) service and maintain its fiber optic network, in each case in a timely, professional manner that comports with generally recognized industry standards and practices.

    9.14 Switch Usage Agreement. Seller and Purchaser shall have entered into a mutually acceptable switch usage agreement pursuant to which Seller will (i) lease to and maintain for Purchaser, at a stipulated monthly port fee per T1 of usage, the Switch for the purpose of switching Purchaser's calls within a 500 mile radius of the Switch, (ii) increase, at its cost and expense, the port capacity of the Switch to a stipulated level as promptly as practicable following the Closing Date and (iii) provide, at its cost and expense, additional port capacity to the extent such increased capacity is requested by Purchaser on a quarterly basis, in each case in a timely, professional manner that comports with generally recognized industry standards and practices and the guidelines of any equipment supplier to the extent relevant.

    9.15 Consulting, Servicing and Equipment Purchasing Agreement. KINI and Purchaser shall have entered into a mutually acceptable consulting, servicing and cooperative purchasing agreement pursuant to which KINI will (i) provide to Purchaser consulting services relating to network formation and switch installations and the expansion and maintenance thereof and (ii) pool the purchases of switches, switch bays, off-net termination agreements and other equipment and services on behalf of Purchaser with similar purchases by other communications companies managed by KINI to the end that all participants in such pooled purchases can maximize the discounts available to the Persons participating in a cooperative buying program.

10. TAX MATTERS

    10.1 Liability for Taxes.

         (i) For purposes of this Agreement, "Taxes" means (x) all Federal, foreign, state or local net or gross income, gross receipts, sales, use, real property gains or transfer, ad valorem, property, value-added, franchise, production, severance, windfall profit, withholding, payroll, employment, excise or similar taxes, assessments, duties, fees, levies or other governmental charges, together with any interest thereon, any penalties, additions to tax or additional amounts with respect thereto and any interest in respect of such penalties, additions or additional amounts, and (y) liability for the payment of any consolidated or combined tax (including, without limitation, any liability imposed pursuant to Treasury Regulations Section 1.1502-6 as a result of being a member of the Stockholder Group), together with any interest thereon, any penalties, additions to Tax or additional amounts with respect thereto and any interest in respect of such penalties, additions or additional amounts, of the type described in clause (x) above. "Unitary Return" shall mean any return with respect to any Taxes, other than Federal income Taxes, filed on a consolidated, combined, or unitary basis by any group of corporations of which Seller is a member.

         (ii) Stockholder shall be liable for, and shall indemnify and hold Seller and its Affiliates harmless from, (x) any Taxes of Stockholder and its Affiliates (other than Seller) imposed on Seller solely on the basis of joint and several liability for such Taxes (including, without limitation, any liability imposed pursuant to Treasury Regulations Section 1.1502-6 for Federal income Taxes incurred by any member of the Stockholder Group), (y) any Taxes (other than Taxes described in clause (x) above or Section 4.18) imposed on or incurred by Seller for any taxable period ending on or before the Closing Date (or the portion, determined as described in subsection
    (iv) of this Section 10.1, of any such Taxes imposed on or incurred by Seller for any taxable period beginning on or before and ending after the Closing Date which is allocable to the portion of such period occurring on or before the Closing Date (the "Pre-Closing Date Period")), excluding any such Taxes arising from any event occurring on the Closing Date, but after the Closing, which is outside the ordinary course of the business of Seller and (z) any attorneys' fees or other litigation costs incurred by Seller in connection with any payment from Stockholder under subsection (ii) of this
    Section 10.1.

         (iii) Seller shall be liable for, and shall indemnify and hold Stockholder and its Affiliates (other than Seller) harmless from (x) any Taxes imposed on or incurred by Seller for which Stockholder is not liable under subsection (ii) of this Section 10.1, and (y) any attorneys' fees or other litigation costs incurred by Stockholder in connection with any payment from Seller under subsection (iii) of this Section 10.1.

         (iv) Whenever it is necessary for purposes of subsection (ii) or (iii) of this Section 10.1 to determine the portion of any Taxes imposed on or incurred by Seller for a taxable period beginning on or before and ending after the Closing Date which is allocable to the Pre-Closing Date Period, the determination shall be made, in the case of property or ad valorem Taxes or franchise Taxes (which are not measured by, or based upon, net income), on a per diem basis and, in the case of other Taxes, by assuming that the Pre-Closing Date Period constitutes a separate taxable period of Seller (and any tax partnerships in which it has an interest) and by taking into account the actual taxable events occurring during such period (except that exemptions, allowances and deductions for a taxable period beginning on or before and ending after the Closing Date that are calculated on an annual or periodic basis, such as the deduction for depreciation, shall be apportioned to the Pre-Closing Date Period ratably on a per diem basis).

         (v) Seller agrees to pay to Stockholder any refund received (whether by payment, credit, offset or otherwise) after the Closing Date by Seller, in respect of any Taxes for which Stockholder is liable under subsection
    (ii) of this Section 10.1, but only to the extent such refund has not been reflected as a receivable on the balance sheet of Seller as of the Closing Date and does not result from the carryback of losses or credits from a taxable period of Seller ending after the Closing Date. Stockholder agrees to pay to Seller any refund received (whether by payment, credit, offset or otherwise) by Stockholder or its Affiliates in respect of any Taxes for which Seller is liable under subsection (iii) of this Section 10.1. The parties shall cooperate in order to take all necessary steps to claim any such refund. Any such refund received by a party or its Affiliate for the account of the other party shall be paid to such other party within 90 days after such refund is received.

         (vi) Within 120 days after Closing, Stockholder will provide to Seller a schedule which sets forth the following information: (w) a schedule of the book/tax differences in the basis of assets and liabilities of Seller for Tax purposes as of the Closing Date, (x) the changes in the earnings and profits of Seller for the tax year ending December 31, 1997 through the Closing Date, (y) all material consents and elections with respect to Taxes of or with respect to Seller that have been filed with any taxing authority, and (z) the amounts of any net operating loss, net capital loss, foreign tax credit and tax credit carryforwards allocable to Seller as of December 31, 1996. Stockholder shall provide and deliver to Seller a schedule no later than 120 days after Closing showing for the short tax year 1997 any and all adjustments for any net operating loss, capital losses or alternative minimum tax credit allocable to Seller arising from the short period for year 1997.

    10.2 Returns.

         (i) All Returns which relate to any Taxes of Seller (and any tax partnerships in which (x) Seller owns an interest and (y) Stockholder has responsibility for preparing and filing partnership returns or reports) shall be prepared and filed by the party which is legally responsible therefor. All income and deductions of Seller for the period beginning on January 1, 1996 and extending through the Closing Date will be included in the consolidated Federal income Tax return of the Stockholder Group for the year ending December 31, 1997 and will be reported on a basis consistent with previously filed returns. Seller shall cooperate with Stockholder and shall make available all necessary records and timely take all action necessary to allow Stockholder to prepare and file the Returns which it is responsible for preparing and filing under subsection (i) of this Section 10.2.

         (ii) Prior to the Closing, Stockholder will provide to Seller a schedule setting forth the open tax years in each jurisdiction in which any returns relating to income Taxes are filed by or with respect to Seller. Tax information including copies of (x) pro forma separate Federal income Tax returns for Seller as a member of the Stockholder Group and

    (y) state and local Tax returns of Seller or, with respect to Unitary Returns and in lieu of providing copies thereof, a schedule showing the modifications to compute Seller's state taxable income for each of the taxable years ended December 31, 1993 through December 31, 1996, and the short period for year 1997 shall be provided by Stockholder and delivered to Seller as soon as practicable but no later than 120 days after the Closing Date.

    10.3 Tax Proceedings. In the event Seller receives notice (the "Proceeding Notice") of any examination, claim, adjustment, or other proceeding with respect to the liability of Seller for Taxes for any period for which Stockholder is or may be liable under subsection (ii) of Section 10.1, Seller shall notify Stockholder in writing thereof (the "Seller Notice") no later than the earlier of (x) 30 days after the receipt by Seller of the Proceeding Notice or (y) ten days prior to the deadline for responding to the Proceeding Notice. As to any such Taxes for which Stockholder is solely liable under subsection
(ii) of Section 10.1, Stockholder shall be entitled at its expense to control or settle the contest of such examination, claim, adjustment, or other proceeding, provided (i) it notifies Seller in writing that it desires to do so no later than the earlier of (x) 30 days after receipt of the Seller Notice or
(y) five days prior to the deadline for responding to the Proceeding Notice and
(ii) Stockholder may not, without the consent of Seller, agree to any settlement which could result in an increase in the amount of Taxes for which Seller is liable under subsection (iii) of Section 10.1. The parties shall cooperate with each other and with their respective Affiliates, and will consult with each other, in the negotiation and settlement of any proceeding described in this Section 10.3. Seller will provide, or cause to be provided, to Stockholder necessary authorizations, including powers of attorney, to control any proceedings which Stockholder is entitled to control pursuant to this Section 10.3.

    10.4 Payment of Taxes. All Taxes with respect to Seller shall be paid by the party that is legally responsible therefor. Except as otherwise provided in this Section 10, any amount to which a party is entitled under this Section 10 shall be promptly paid to such party by the party obligated to make such payment following written notice to the party so obligated stating that the Taxes to which such amount relates have been paid or incurred and providing details supporting the calculation of such amount.

    10.5 Cooperation and Exchange of Information. Seller on the one hand, and Stockholder on the other hand, will provide, or cause to be provided, to the other party copies of all correspondence received from any taxing authority by such party or any of its Affiliates in connection with the liability of any for Taxes for any period for which such other party is or may be liable under subsection (ii) or (iii) of Section 10.1. Stockholder shall assist Seller in obtaining the consent of the partners in any tax partnership in which Seller owns an interest to make (x) any elections in a return of the tax partnership which Seller deems necessary and (y) an allocation of tax partnership items in the manner described in subsection (iv) of Section 10.1. The parties will provide each other with such cooperation and information as they may reasonably request of each other in preparing or filing any Return, amended Return, or claim for refund, in determining a liability or a right of refund, or in conducting any audit or other proceeding, in respect of Taxes imposed on the parties or their respective Affiliates. Seller on the one hand, and Stockholder on the other hand, and their Affiliates will preserve and retain all Returns, schedules, work papers and all material records or other documents relating to any such Returns, claims, audits, or other proceedings until the expiration of the statutory period of limitations (including extensions) of the taxable periods to which such documents relate and until the final determination of any payments which may be required with respect to such periods under this Agreement and shall make such documents available at the then current administrative headquarters of such party to the other party or any Affiliate thereof, and their respective officers, employees and agents, upon reasonable notice and at reasonable times, it being understood that such representatives shall be entitled to make copies of any such books and records relating to Seller as they shall deem necessary. Seller on the one hand, and Stockholder on the other hand, further agree to permit representatives of the other party or any Affiliate thereof to meet with employees of such party on a mutually convenient basis in order to enable such representatives to obtain additional information and explanations of any documents provided pursuant to this Section 10.5. Seller on the one hand, and Stockholder on the other hand, shall make available to the representatives of the other party or any Affiliate thereof sufficient work space and facilities to perform the activities described in the two preceding sentences. Any information obtained pursuant to this Section 10.5 shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting any audit or other proceeding. Each party shall provide the cooperation and information required by this Section 10.5 at its own expense.

    10.6 Survival of Obligations. The obligations of the parties set forth in this Section 10 shall be unconditional and absolute and shall remain in effect without limitation as to time.

    10.7 Conflict. In the event of a conflict between the provisions of this
Section 10 and any other provisions of this Agreement, the provisions of this
Section 10 shall control.

    10.8 Tax Allocation Arrangements. Effective as of the Closing Date, all liabilities and obligations between Seller on one hand, and Stockholder or its Affiliates on the other hand, under any tax allocation agreement or arrangement in effect prior to the Closing Date shall be extinguished in full (without the necessity of any payment with respect thereto) and any liabilities or rights existing under any such agreement or arrangement shall terminate and shall no longer be enforceable. Stockholder and its Affiliates shall execute any documents necessary to effectuate the provisions of this Section 10.8.

11. TERMINATION OF AGREEMENT

    11.1 Termination. This Agreement may be terminated at any time prior to the Closing Date solely:

    (i) by mutual consent of the boards of directors of Seller, Stockholder and Purchaser;

    (ii) by the Seller and Stockholder (acting through their boards of directors), on the one hand, or by Purchaser (acting through its board of directors), on the other hand, if the transactions contemplated by this Agreement to take place at the Closing shall not have been consummated by January 31, 1998, unless the failure of such transactions to be consummated is due to the willful failure of the party seeking to terminate this Agreement to perform any of its obligations under this Agreement to the extent required to be performed by it prior to or on the Closing Date;

    (iii) by Stockholder and Seller, on the one hand, or by Purchaser on the other hand, if, prior to October 16, 1997, a registration statement on Form S-1 relating to the IPO has not been filed by Purchaser with the SEC pursuant to the 1933 Act;

    (iv) by the Seller and Stockholder, on the one hand, or by Purchaser, on the other hand, if a material breach or default shall be made by the other party or parties in the observance or in the due and timely performance of any of the material covenants, agreements or conditions contained herein, and the curing of such default shall not have been made on or before the Closing Date; or

    (v) by Seller and Stockholder, on the one hand, or by Purchaser, on the other hand, if either such party or parties declines to consent to an amendment or supplement to a Schedule proposed by the other party or parties pursuant to
Section 7.6 because such proposed amendment constitutes or reflects an event or occurrence that would have a Material Adverse Effect on the party or parties proposing the same.

    11.2 Liabilities in Event of Termination. Except as provided in Section 7.6, the termination of this Agreement will in no way limit any obligation or liability of any party based on or arising from a breach or default by such party with respect to any of its representations, warranties, covenants or agreements contained in this Agreement including, but not limited to, legal and audit costs and out of pocket expenses.

12. NONDISCLOSURE OF CONFIDENTIAL INFORMATION

    12.1 Seller and Stockholder. Seller and Stockholder recognize and acknowledge that they had in the past, currently have, and in the future may have, access to certain confidential information of Purchaser and Old ACG, such as operational policies, and pricing and cost policies that are valuable, special and unique assets of Purchaser and Old ACG. Seller and Stockholder agree that they will not disclose such confidential information to any Person for any purpose or reason whatsoever, except (i) to authorized representatives of Purchaser and (ii) to counsel and other advisers; provided that such advisers (other than counsel) agree to the confidentiality provisions of this
Section 12.1, unless (x) such information becomes known to the public generally through no fault of Seller and Stockholder, (y) disclosure is required by law or the order of any governmental authority under color of law; provided, that prior to disclosing any information pursuant to this clause (y), Seller and Stockholder, if possible, shall give immediate prior written notice thereof to Purchaser and provide Purchaser with the opportunity to contest such disclosure, or (z) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party. In the event of a breach or threatened breach by either Seller or Stockholder of the provisions of this Section 12.1, Purchaser and Old ACG shall be entitled to an injunction (without the posting of bond or proof of actual damages) restraining Seller or Stockholder, as the case may be, from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Purchaser or Old ACG from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages. In the event the transactions contemplated by this Agreement are not consummated, Seller and Stockholder (including their representatives, advisors and legal counsel) shall, within ten business days after a request from Purchaser, deliver all copies of the confidential information of Purchaser and Old ACG in their possession in any form whatsoever (including, but not limited to, reports, memoranda or other materials prepared by Seller and Stockholder or their representatives, advisors or legal counsel at their direction).

    12.2 Purchaser. Each of Purchaser and Old ACG recognizes and acknowledges that it has in the past, currently has and in the future may have, prior to the Closing, access to certain confidential information of Seller, such as operational policies, and pricing and cost policies that are valuable, special and unique assets of Seller. Each of Purchaser and Old ACG agrees that, prior to the Closing, or if the transactions contemplated by this Agreement are not consummated, it will not disclose such confidential information to any Person for any purpose or reason whatsoever, except (i) to authorized representatives of Seller, Stockholder or Other Founding Companies; and (ii) to counsel and other advisers; provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 12.2, unless (x) such information becomes known to the public generally through no fault of Purchaser and Old ACG(y) disclosure is required by law or the order of any governmental authority under color of law; provided, that prior to disclosing any information pursuant to this clause (y), Purchaser shall, if possible, give immediate prior written notice thereof to Seller and provide Seller with the opportunity to contest such disclosure, or (z) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party. In the event of a breach or threatened breach by Purchaser or Old ACG of the provisions of this Section 12.2, Seller shall be entitled to an injunction (without the posting of bond or proof of actual damages) restraining Purchaser and Old ACG from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Seller from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages. In the event the transactions contemplated by this Agreement are not consummated, Purchaser or Old ACG (including its representatives, advisors and legal counsel) shall within ten business days after a request from Seller, deliver all copies of the confidential information of Seller in their possession in any form whatsoever (including, but not limited to, any reports, memoranda, or other materials prepared by either Purchaser or Old ACG or its representatives, advisors or legal counsel at its direction).

    12.3 Damages. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants in Section 12.1 and 12.2 and because of the immediate and irreparable damage that would be caused for which no other adequate remedy exists, the parties hereto agree that, in the event of a breach by any of them of the foregoing covenants, the covenant may be enforced against another party by injunction and restraining order.

    12.4 Survival. The obligations of the parties under this Article 12 shall survive the termination of this Agreement for a period of three years from the Closing Date or the termination of this Agreement pursuant to Section 11.

13. TRANSFER RESTRICTIONS

    13.1 Stockholder. For a period of one year from the Closing, except pursuant to Section 16, Stockholder shall not sell, assign, exchange, transfer, encumber, pledge, distribute, appoint, or otherwise dispose of any Purchaser Stock received by Stockholder. The Purchaser Stock delivered to Stockholder pursuant to Section 2 of this Agreement will bear a legend substantially in the form set forth below and containing such other information as Purchaser may deem necessary or appropriate:

THIS SECURITY MAY NOT BE SOLD, ASSIGNED, EXCHANGED, TRANSFERRED,
ENCUMBERED, PLEDGED, DISTRIBUTED, APPOINTED OR OTHERWISE DISPOSED
OF, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY

ATTEMPTED SALE, ASSIGNMENT, EXCHANGE, TRANSFER, ENCUMBRANCE, PLEDGE, DISTRIBUTION, APPOINTMENT OR OTHER DISPOSITION PRIOR TO [FIRST ANNIVERSARY OF CLOSING DATE]. UPON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, THE ISSUER AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER AGENT) AFTER
THE DATE SPECIFIED ABOVE.

    13.2 Purchaser. Except to the extent noted in the legend set forth below, Purchaser shall not sell, assign, exchange, transfer, encumber, pledge, distribute, appoint, or otherwise dispose of any Seller Stock acquired pursuant to this Agreement. The Seller Stock delivered to Purchaser pursuant to Section 2 of this Agreement will bear a legend substantially in the form set forth below and containing such other information as Seller may deem necessary or appropriate:

THIS SECURITY MAY NOT BE SOLD, ASSIGNED, EXCHANGED, TRANSFERRED, ENCUMBERED, PLEDGED, DISTRIBUTED, APPOINTED OR OTHERWISE DISPOSED OF, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, ASSIGNMENT, EXCHANGE, TRANSFER, ENCUMBRANCE, PLEDGE, DISTRIBUTION, APPOINTMENT OR OTHER DISPOSITION UNLESS AND UNTIL (A) THE SHARES REPRESENTED BY THIS SECURITY SHALL HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS (COLLECTIVELY, THE "ACTS") OR (B) THE HOLDER OF THE SHARES REPRESENTED BY THIS SECURITY PROVIDES THE ISSUER WITH (X) AN UNQUALIFIED WRITTEN OPINION OF LEGAL COUNSEL, WHICH COUNSEL AND OPINION (IN FORM AND SUBSTANCE) SHALL BE REASONABLY SATISFACTORY TO THE ISSUER, TO THE EFFECT THAT THE PROPOSED DISPOSITION OF THE SHARES REPRESENTED BY THIS SECURITY MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE ACTS OR (Y) SUCH OTHER EVIDENCE AS MAY BE REASONABLY SATISFACTORY TO THE ISSUER THAT THE PROPOSED DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE ACTS.

14. INVESTMENT REPRESENTATIONS AND VOTING RESTRICTIONS

    14.1 General. Stockholder acknowledges that the Purchaser Stock to be delivered to Stockholder pursuant to this Agreement (the "Restricted Securities") have not been and will not be registered under the 1933 Act and therefore may not be resold without compliance with the requirements of the 1933 Act and applicable state securities laws. All of the Restricted Securities are being acquired by Stockholder solely for its own account, for investment purposes only, and not with a view to the distribution thereof.

    14.2 Compliance With Law. Stockholder represents, warrants, covenants and agrees that none of the Restricted Securities will be offered, sold, assigned, exchanged, transferred, encumbered, distributed, appointed or otherwise disposed of except after full compliance with all of the applicable provisions of the 1933 Act and the rules and regulations of the SEC thereunder and the provisions of applicable state securities laws and regulations. All the Restricted Securities shall bear the following legend in addition to the legend required under Section 13 of this Agreement:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY APPLICABLE STATE SECURITIES LAWS (COLLECTIVELY, THE "ACTS") AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS AND UNTIL (A) THESE SECURITIES SHALL HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS (COLLECTIVELY, THE "ACTS") OR (B) THE HOLDER OF THESE SECURITIES PROVIDES THE ISSUER WITH (X) AN UNQUALIFIED WRITTEN OPINION OF LEGAL COUNSEL, WHICH COUNSEL AND OPINION (IN FORM AND SUBSTANCE) SHALL BE REASONABLY SATISFACTORY TO THE ISSUER, TO THE EFFECT THAT THE PROPOSED DISPOSITION OF THESE SECURITIES MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE ACTS OR (Y) SUCH OTHER EVIDENCE AS MAY BE REASONABLY SATISFACTORY TO THE ISSUER THAT THE PROPOSED DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE ACTS.

THESE SECURITIES ARE ALSO SUBJECT TO THE VOTING RESTRICTIONS CONTAINED IN
SECTION 14.5 OF THE STOCK PURCHASE AND EXCHANGE AGREEMENT DATED AS OF JUNE 17, 1997 BY AND BETWEEN ADVANCED COMMUNICATIONS GROUP, INC., KIN NETWORK, INC. AND LIBERTY CELLULAR, INC..

    14.3 Economic Risk, Sophistication. Stockholder represents that it has received, has read and understands the Draft Registration Statement, and in particular the risk factors described therein. Stockholder further represents that it is able to bear the economic risk of an investment in the Restricted Securities and can afford to sustain a total loss of such investment and either
(i) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed investment in Purchaser or (ii) together with the senior executives of Seller, with whom it has consulted, has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed investment in Purchaser.

Stockholder has had an adequate opportunity to ask questions and receive answers from the officers of Purchaser and Seller concerning any and all matters relating to the transactions described herein including, without limitation, the background and experience of the current and proposed officers and directors of Purchaser, the plans for the operations of the business of Purchaser and any plans for additional acquisitions and the like. Stockholder has asked any and all questions in the nature described in the preceding sentence and all questions have been answered to its satisfaction.

    14.4 Application to Purchaser. The provisions of Sections 14.1, 14.2 and
14.3 shall apply, mutatis mutandis, to Purchaser and the Seller Stock acquired by it from Seller and Stockholder pursuant to the terms of this Agreement.

    14.5 Voting, Ownership and Other Restrictions.

         (i) Stockholder agrees, as a stockholder, to be present, in person or to be represented by proxy, at all meetings of stockholders of Purchaser so that all shares of voting securities of Purchaser beneficially owned by it may be counted for the purpose of determining the presence of a quorum at such meetings.

         (ii) Stockholder shall not, unless the prior approval of the Board of Directors of Purchaser has been obtained (and then only to the extent express approval has been obtained):

              (w) deposit any voting securities of Purchaser in a voting trust or subject them to a voting agreement or other arrangement of similar effect (other than this Agreement);

              (x) join a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding or disposing of voting securities of Purchaser within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended;

              (y) initiate, propose or otherwise solicit stockholders or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934, as amended), or induce or attempt to induce any other person to initiate a tender offer or an exchange offer for voting securities of Purchaser or any change of control of Purchaser; or

              (z) take any action by written consent in lieu of a meeting.

         (iii) Stockholder's obligations under this Section 14.5 shall remain in full force and effect until the tenth anniversary of the Closing Date.

15. REGISTRATION RIGHTS

    15.1 PiggyBack Registration Rights. At any time following the Closing Date, whenever Purchaser proposes to register any Purchaser Stock for its own or the account of others under the 1933 Act for a public offering, other than (i) any registration of shares to be used as consideration for acquisitions of additional businesses by Purchaser and (ii) registrations relating to employee benefit plans, Purchaser shall give Stockholder prompt written notice of its intent to do so. Upon the written request of Stockholder given within 15 business days after receipt of such notice, Purchaser shall cause to be included in such registration all Registerable Securities (including any shares of Purchaser Stock issued as a dividend or other distribution with respect to, or in exchange for, or in replacement of such Registerable Securities) which Stockholder requests; provided, however, if Purchaser is advised in writing in good faith by any managing underwriter of an underwritten offering of the securities being offered pursuant to any registration statement under this
Section 15.1 that the number of shares to be sold by persons other than Purchaser is greater than the number of such shares which can be offered without adversely affecting the offering, Purchaser may reduce pro rata the number of shares offered for the accounts of such persons (based upon the number of shares held by such person) to a number deemed satisfactory by such managing underwriter.

    15.2 Demand Registration Rights. At any time after the first anniversary of the Closing Date, the holders of a majority of the shares of Purchaser Stock
(i) representing Registerable Securities owned by the Stockholder or its permitted transferees or (ii) representing Registerable Securities (as defined in the agreements similar to this Agreement mentioned below) acquired by other stockholders of Purchaser on or prior to the closing of the IPO in connection with the acquisition of their companies by Purchaser pursuant to an agreement similar to this Agreement (or upon exercise or conversion of Securities of Purchaser received pursuant to such an agreement) (the persons referred to in clauses (i) and (ii) being collectively referred to as the "Founding Stockholders"), which shares have not been previously registered or sold and which shares are not entitled to be sold under Rule 144(k) (or any similar or successor provision) promulgated under the 1933 Act, may request in writing that Purchaser file a registration statement under the 1933 Act covering the registration of the shares of Purchaser Stock issued to and held by the Founding Stockholders or their permitted transferees (including any stock issued as a dividend or other distribution with respect to, or in exchange for, or in replacement of such Purchaser Stock) (a "Demand Registration"). Within ten days of the receipt of such request, Purchaser shall give written notice of such request to all other Founding Stockholders and shall, as soon as practicable but in no event later than 45 days after notice from the Founding Stockholders requesting such registration, file and use its best efforts to cause to become effective a registration statement covering all such shares. Purchaser shall be obligated to effect only one Demand Registration for all Founding Stockholders and will keep such Demand Registration current and effective for not less than 90 days (or such shorter period as is required to complete the distribution and sale of all shares registered thereunder).

    Notwithstanding the foregoing paragraph, following such a demand a majority of the disinterested directors of Purchaser (i.e. directors who have not demanded or elected to sell shares in any such public offering) may defer the filing of the registration statement for a 30 day period.

    If at the time of any request for a Demand Registration Purchaser has formulated plans to file within 60 days after such request a registration statement covering the sale of any of its securities in a public offering under the 1933 Act, no registration of the Purchaser Stock shall be initiated under this Section 15.2 until 90 days after the effective date of such registration statement unless Purchaser is no longer proceeding diligently to secure the effectiveness of such registration statement; provided that Purchaser shall provide the Founding Stockholders the right to participate in such public offering pursuant to, and subject to, Section 15.1.

    15.3 Registration Procedures. All expenses incurred in connection with the registrations under this Section 15 (including all registration, filing, qualification, legal, printing and accounting fees, but excluding underwriting commissions and discounts), shall be borne by Purchaser. In connection with registrations under Sections 15.1 and 15.2 Purchaser will, as expeditiously as practicable:

         (i) Prepare and file with the SEC a registration statement with respect to such Registerable Securities and use its best efforts to cause such registration statement to become and remain effective; provided that Purchaser may discontinue any registration of its securities that is being effected pursuant to Section 15.2 at any time prior to the effective date of the registration statement relating thereto.

         (ii) Prepare and file with the SEC such amendments (including post-effective amendments) and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period as may be requested by the stockholders of Purchaser holding a majority of the Registerable Securities covered thereby not exceeding 90 days and to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement; provided, that before filing a registration statement or prospectus relating to the sale of Registerable Securities, or any amendments or supplements thereto, Purchaser will furnish to counsel to each holder of Registerable Securities covered by such registration statement or prospectus, copies of all documents proposed to be filed, which documents will be subject to the review of such counsel, and Purchaser will give reasonable consideration in good faith to any comments of such counsel.

         (iii) Furnish to each holder of Registerable Securities covered by the registration statement and to each underwriter, if any, of such Registerable Securities, such number of copies of a preliminary prospectus and prospectus for delivery in conformity with the requirements of the 1933 Act, and such other documents, as such person may reasonably request, in order to facilitate the public sale or other disposition of the Registerable Securities.

         (iv) Use its best efforts to register or qualify the Registerable Securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as each seller shall reasonably request, and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition of the Registerable Securities owned by such seller, in such jurisdictions, except that Purchaser shall not for any such purpose be required (x) to qualify to do business as a foreign corporation in any jurisdiction where, but for the requirements of this Section 15.3(iv), it is not then so qualified, or (y) to subject itself to taxation in any such jurisdiction, or (z) to take any action which would subject it to general or unlimited service of process in any such jurisdiction where it is not then so subject.

         (v) Use its best efforts to cause the Registerable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof to consummate the disposition of such Registerable Securities.

         (vi) Immediately notify each seller of Registerable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the 1933 Act within the appropriate period mentioned in Section 15.3(ii), if Purchaser becomes aware that the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, at the request of any such seller, deliver a reasonable number of copies of an amended or supplemental prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registerable Securities, each prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

         (vii) Otherwise use its best efforts to comply with all applicable rules and regulations of the SEC and make generally available to its security holders, in each case as soon as practicable, but not later than 45 calendar days after the close of the period covered thereby (90 calendar days in case the period covered corresponds to a fiscal year of the Purchaser), an earnings statement of Purchaser which will satisfy the provisions of Section 11 (a) of the 1933 Act.

         (viii) Use its best efforts in cooperation with the underwriters to list such Registerable Securities on each securities exchange as they may reasonably designate.

         (ix) In the event the offering is an underwritten offering, use its best efforts to obtain a "cold comfort" letter from the independent public accountants for Purchaser in customary form and covering such matters of the type customarily covered by such letters.

         (x) Execute and deliver all instruments and documents (including in an underwritten offering an underwriting agreement in customary form) and take such other actions and obtain such certificates and opinions as the stockholders of Parent holding a majority of the shares of Registerable Securities covered by the Registration Statement may reasonably request in order to effect an underwritten public offering of such Registerable Securities.

         (xi) Make available for inspection by the seller of such Registerable Securities covered by such registration statement, by any underwriter participating in any disposition to be effected pursuant to such registration statement and by any attorney, accountant or other agent retained by any such seller or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of Purchaser, and cause all of Purchaser's officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement.

         (xii) Obtain for delivery to the underwriter or agent an opinion or opinions from counsel for Purchaser in customary form and in form and scope reasonably satisfactory to such underwriter or agent and its counsel.

    15.4 Other Registration Matters.

         (i) Each Stockholder holding shares of Registerable Securities covered by a Registration Statement referred to in this Section 15 will, upon receipt of any notice from Purchaser of the happening of any event of the kind described in Section 15.3(vi), forthwith discontinue disposition of the Registerable Securities pursuant to the registration statement covering such Registerable Securities until such holder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 15.3(vi).

         (ii) If a registration pursuant to Section 15.1 or 15.2 involves an underwritten offering, Stockholder and its permitted assigns agrees, whether or not its shares of Registerable Securities are included in such registration, not to effect any public sale or distribution, including any sale pursuant to Rule 144 under the 1933 Act, of any Registerable Securities, or of any security convertible into or exchangeable or exercisable for any Registerable Securities (other than as part of such underwritten offering), without the consent of the managing underwriter, during a period commencing seven calendar days before and ending 180 calendar days (or such lesser number as the managing underwriter shall designate) after the effective date of such registration. Similarly, Stockholder agrees not to effect any sale or distribution, including any sale pursuant to the registration rights provided in Section 15.1, of any Registerable Securities, or of any security convertible into or exchangeable or exercisable for any Registerable Securities, without the consent of the managing underwriter of the IPO during a period commencing on the effective date of the Draft Registration Statement and ending 365 calendar days (or such lesser number as such managing underwriter shall designate) after such effective date.

    15.5 Indemnification.

         (i) In the event of any registration of any securities of Purchaser under the 1933 Act pursuant to Section 15.1 or 15.2, Purchaser will, and it hereby agrees to, indemnify and hold harmless, to the extent permitted by law, each seller of any Registerable Securities covered by such registration statement, each Affiliate of such seller and their respective directors, officers, employees and agents or general and limited partners (and directors, officers, employees and agents thereof) and, if such seller is a portfolio or investment fund, its investment advisors or agents, each other person who participates as an underwriter in the offering or sale of such securities and each other person, if any, who controls such seller or any such underwriter within the meaning of the 1933 Act, as follows:

              (x) against any and all loss, liability, claim, damage or expense whatsoever arising out of or based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement (or any amendment or supplement thereto), including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, or arising out of an untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus or prospectus (or any amendment or supplement thereto) or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

              (y) against any and all loss, liability, claim, damage and expense whatsoever to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the written consent of Purchaser; and

              (z) against any and all expense reasonably incurred by them in connection with investigating, preparing or defending against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or mission to the extent that any such expense is not paid under subsection (x) or (y) above;

    Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such seller or any such director, officer, employee, agent, general or limited partner, investment advisor or agent, underwriter or controlling person and shall survive the transfer of such securities by such seller.

         (ii) Purchaser may require, as a condition to including any Registerable Securities in any registration statement filed in accordance with Section 15.1 or 15.2, that Purchaser shall have received an undertaking reasonably satisfactory to it from the prospective seller of such Registerable Securities or any underwriter, to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 15.5(i)) Purchaser with respect to any statement or alleged statement in or omission or alleged omission from such registration statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to Purchaser by or on behalf of such seller or underwriter specifically stating that it is for use in the preparation of such registration statement, preliminary, final or summary prospectus or amendment or supplement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of Purchaser or any such director, officer or controlling person and shall survive the transfer of such securities by such seller. In that event, the obligations of the Purchaser and such sellers pursuant to this Section 15.5 are to be several and not joint; provided, however, that, with respect to each claim pursuant to this Section 15.5, Purchaser shall be liable for the full amount of such claim, and each such seller's liability under this
    Section 15.5 shall be limited to an amount equal to the net proceeds (after deducting the underwriting discount and expenses) received by such seller from the sale of Registerable Securities held by such seller pursuant to this Agreement.

         (iii) Promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding involving a claim referred to in this Section 15.5, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to such indemnifying party of the commencement of such action; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Section 15.5, except to the extent (not including any such notice of an underwriter) that the indemnifying party is materially prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim (in which case the indemnifying party shall not be liable for the fees and expenses of more than one firm of counsel selected by holders of a majority of the shares of Registerable Securities included in the offering or more than one firm of counsel for the underwriters in connection with any one action or separate but similar or related actions), the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified, to the extent that it may wish with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by such indemnifying party in connection with the defense thereof, provided that the indemnifying party will not agree to any settlement without the prior consent of the indemnified party (which consent shall not be unreasonably withheld) unless such settlement requires no more than a monetary payment for which the indemnifying party agrees to indemnify the indemnified party and includes a full, unconditional and complete release of the indemnified party; provided, however, that the indemnified party shall be entitled to take control of the defense of any claim as to which, in the reasonable judgment of the indemnifying party's counsel, representation of both the indemnifying party and the indemnified party would be inappropriate under the applicable standards of professional conduct due to actual or potential differing interests between them. In the event that the indemnifying party does not assume the defense of a claim pursuant to this Section 15.5(iii), the indemnified party will have the right to defend such claim by all appropriate proceedings, and will have control of such defense and proceedings, and the indemnified party shall have the right to agree to any settlement without the prior consent of the indemnifying party. Each indemnified party shall, and shall cause its legal counsel to, provide reasonable cooperation to the indemnifying party and its legal counsel in connection with its assuming the defense of any claim, including the furnishing of the indemnifying party with all papers served in such proceeding. In the event that an indemnifying party assumes the defense of an action under this Section 15.5(iii), then such indemnifying party shall, subject to the provisions of this Section 15.5, indemnify and hold harmless the indemnified party from any and all losses, claims, damages or liabilities by reason of such settlement or judgment.

         (iv) Purchaser and each seller of Registerable Securities shall provide for the foregoing indemnity (with appropriate modifications) in any underwriting agreement with respect to any required registration or other qualification of securities under any federal or state law or regulation of any governmental authority.

    15.6 Contribution. In order to provide for just and equitable contribution in circumstances under which the indemnity contemplated by Section 15.5 is for any reason not available or insufficient for any reason to hold harmless an indemnified party in respect of any losses, claims, damages or liabilities referred to therein, the parties required to indemnify by the terms thereof shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by such indemnity agreement incurred by Purchaser, any seller of Registerable Securities and one or more of the underwriters, except to the extent that contribution is not permitted under
Section 11 (f) of the 1933 Act. In determining the amounts which the respective parties shall contribute, there shall be considered the relative benefits received by each party from the offering of the Registerable Securities by taking into account the portion of the proceeds of the offering realized by each, and the relative fault of each party by taking into account the parties' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission and any other equitable considerations appropriate under the circumstances. Purchaser and each person selling securities agree with each other that no seller of Registerable Securities shall be required to contribute any amount in excess of the amount such seller would have been required to pay to an indemnified party if the indemnity under Section 15.5(ii) were available. Purchaser and each such seller agree with each other and the underwriters of the Registerable Securities, if requested by such underwriters, that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation (even if the underwriters were treated as one entity for such purpose) or for the underwriters' portion of such contribution to exceed the percentage that the underwriting discount bears to the initial public offering price of the Registerable Securities. For purposes of this Section 15.6, each person, if any, who controls an underwriter within the meaning of Section 15 of the 1933 Act shall have the same rights to contribution as such underwriter, and each director and each officer of Purchaser who signed the registration statement, and each person, if any, who controls Purchaser or a seller of Registerable Securities within the meaning of Section 15 of the 1933 Act shall have the same rights to contribution as Purchaser or a seller of Registerable Securities, as the case may be.

    15.7 Availability of Rule 144. Purchaser shall not be obligated to register shares of Registerable Securities held by any Stockholder at any time when the resale provisions of Rule 144(k) (or any similar or successor provision) promulgated under the 1933 Act are available to such Stockholder.

16. GENERAL

    16.1 Cooperation. Seller, Stockholder and Purchaser shall deliver or cause to be delivered to each other on the Closing Date and at such other times and places as shall be reasonably agreed to, such additional instruments as the any of the others may reasonably request for the purpose of carrying out this Agreement.

    16.2 Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law), and any such purported assignment shall be void and of no legal force and effect.

    16.3 Entire Agreement. This Agreement (including the Schedules and Annexes) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the Seller, Stockholder, Purchaser and Old ACG and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement, upon execution and delivery, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by Seller,

Stockholder, Purchaser and Old ACG, acting through their respective officers or representatives, duly authorized by their respective Boards of Directors. Any disclosure made on any Schedule delivered pursuant hereto shall be deemed to have been disclosed for purposes of any other Schedule required hereby; provided that each party to this Agreement shall make a good faith effort to cross reference disclosures, as necessary or advisable, between related Schedules.

    16.4 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

    16.5 Brokers and Agents. Except as disclosed on Schedule 16.5, each party represents and warrants that it employed no broker or agent in connection with this transaction and agrees to indemnify the other parties hereto against all loss, cost, damage or expense arising out of claims for fees or commission of brokers employed or alleged to have been employed by such indemnifying party.

    16.6 Expenses. Whether or not the transactions herein contemplated shall be consummated, Purchaser will pay the fees, expenses and disbursements of Purchaser, Old ACG and Seller and their respective agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments thereto, including all costs and expenses incurred in the performance and compliance with all conditions to be performed by Purchaser, Old ACG and Seller under this Agreement. Stockholder shall pay all sales, use, transfer, real property transfer, gains, stock transfer and other similar taxes ("Transfer Taxes") imposed in connection with the exchange of shares of Seller Stock owned by it for shares of Purchaser Stock, the fees and expenses of Stockholder's legal counsel and all other costs and expenses incurred by the Stockholder in its performance and compliance with all conditions to be performed by it under this Agreement.

    16.7 Notices. All notices or communication required or permitted hereunder shall be in writing, addressed to the party to be notified, and may be given by
(i) depositing the same in United States mail, postage prepaid and registered or certified with return receipt requested, (ii) by telecopying the same if receipt thereof is confirmed or (iii) by delivering the same in person to an officer or agent of such party.

    (x)  If to Purchaser or Old ACG, addressed to Purchaser at:

         Advanced Communications Group, Inc.
         3355 West Alabama
         Suite 580
         Houston, Texas 77098
         Attn: Rod K. Cutsinger
         Telecopy No.: 713-599-0222

    with a copy to:

         Bracewell & Patterson, L.L.P.
         South Tower Pennzoil Place
         711 Louisiana, Suite 2900
         Houston, Texas 77002-2781
         Attn:  Edgar J. Marston III
         Telecopy No.: 713-221-1212

    (y)  If to Stockholder, addressed to it at:

         Liberty Cellular, Inc.
         621 Westport Boulevard
         Salina, Kansas 67401
         Attn: E. Clarke Garnett
         Telecopy No.: 913-823-3856

    (z)  If to Seller, addressed to it at:

         KIN Network, Inc.
         621 Westport Boulevard
         Salina, Kansas 67401
         Attn: E. Clarke Garnett
         Telecopy No.:  913-823-3856
    with a copy to:

         Jay Scott Emler, Esq.
         621 Westport Boulevard
         Salina, Kansas 67401
         Telecopy No.:  913-823-3856

or to such other address or counsel as any party hereto shall specify pursuant to this Section 16.7 from time to time.

    16.8 Governing Law. This Agreement shall be construed in accordance with the laws of the State of Kansas.

    16.9 Survival of Representations and Warranties. The representations, warranties, covenants and agreements of the parties made herein and at the Closing Date or in writing delivered pursuant to the provisions of this Agreement shall survive the consummation of the transactions contemplated hereby and any examination on behalf of the parties until the Expiration Date.

    16.10 Exercise of Rights and Remedies. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

    16.11 Time. Time is of the essence with respect to this Agreement.

    16.12 Reformation and Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent practicable, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement; and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

    16.13 Commitment to Nominate a Director. Subject to its fiduciary obligations, Purchaser's Board of Directors agrees to nominate as a director, at the expiration of the initial term of the individual appointed to Purchaser's Board of Directors pursuant to Section 8.12 and thereafter as long as Stockholder beneficially owns at least 100,000 shares of Purchaser Stock, an individual designated by Stockholder that is reasonably qualified to serve on the board of directors of a publicly held company.

    16.14 Remedies Cumulative. No right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

    16.15 Captions. The headings of this Agreement are inserted for convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

    16.16 Public Statements. The parties hereto shall consult with each other and no party shall issue any public announcement or statement with respect to the transactions contemplated hereby without the consent of the other parties, unless the party desiring to make such announcement or statement, after seeking such consent from the other parties, obtains advice from legal counsel that a public announcement or statement is required by applicable law.

    16.17 Expansion of Fiber Network. As promptly as practicable following the Closing Date, Seller will extend its fiber optic network from Wichita, Kansas to Tulsa, Oklahoma substantially along the route and in the manner set forth in
Schedule 16.17.

    16.18 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived only with the written consent of Seller, Stockholder and Purchaser. Any amendment or waiver effected in accordance with this Section 16.18 shall be binding upon each of the parties hereto.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                       ADVANCED COMMUNICATIONS GROUP, INC.



                                       BY:
                                          -------------------------------------
                                       NAME:  ROD K. CUTSINGER
                                       TITLE: CHAIRMAN AND CHIEF EXECUTIVE
                                              OFFICER

                                       ADVANCED COMMUNICATIONS CORP.



                                       BY:
                                          -------------------------------------
                                       NAME:  ROD K. CUTSINGER
                                       TITLE: CHAIRMAN AND CHIEF EXECUTIVE
                                              OFFICER


                                       KIN NETWORK, INC.



                                       BY:
                                          -------------------------------------
                                       NAME:  E. CLARKE GARNETT
                                       TITLE: PRESIDENT


                                       LIBERTY CELLULAR, INC.



                                       BY:
                                          -------------------------------------
                                       NAME:  E. CLARKE GARNETT
                                       TITLE: PRESIDENT

                                    ANNEX I

                          DRAFT REGISTRATION STATEMENT



                             (separately provided)

                                    ANNEX II

                      ADVANCED COMMUNICATIONS GROUP, INC.

                           SECTION 351 EXCHANGE PLAN


         The Board of Directors of Advanced Communications Group, Inc., a Delaware corporation organized in September 1997 ("Company"), has adopted this
Section 351 Exchange Plan effective as of October 3, 1997 ("Exchange Plan") in order to comply with the requirements of Section 351 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder ("Code"), and for purposes of defining the rights of various persons who may make future transfers of voting capital stock and other consideration, including cash and other assets (the items transferred being collectively referred to herein as the "Assets") to the Company, all as more particularly set forth below:

         WHEREAS, the Company intends to acquire outstanding shares of capital stock of certain corporations and other assets and acquire the outstanding capital stock of ACG, Inc., a Delaware corporation, in a reverse triangular merger, all as part of an integrated transaction as more particularly described in the Company's Registration Statement in Form S-1 (draft of October 2, 1997) ("Draft Registration Statement") relating to its initial underwritten public offering ("IPO"), the foregoing acquisitions being hereinafter collectively referred to as the "Acquisitions"; and

         WHEREAS, the various transactions comprising the Acquisitions will occur substantially concurrently upon the consummation of the IPO;

         NOW THEREFORE, in order to obtain the Assets, the Company may elect to exchange, as a part of a single plan, shares of its voting capital stock and other consideration, including cash, warrants, options and promissory notes, for such Assets as shall be transferred to the Company by one or more of the following individuals and entities: (i) the existing shareholders of the predecessor to the Company in a reverse triangular merger; (ii) certain holders of capital stock of other corporations or other assets that shall be acquired by the Company pursuant to the Acquisitions; (iii) certain other persons or entities who may assist the Company in the Acquisitions or in the manufacture and or marketing of its products, (iv) purchasers of the Company's capital stock in the IPO; and (v) certain other financial investors; and

         FURTHERMORE, it is the expectation of the Company (without making any representation with respect thereto) that the parties contributing such Assets to the Company as part of the Acquisitions and the IPO will possess immediately after the completion of the Acquisitions, at least 80% of the total combined voting power of all classes of capital stock of the Company entitled to vote and at least 80% of the total number of shares of all other classes of capital stock of the Company; and

         FURTHERMORE, it is also the intention of the Company (without making any representation with respect thereto) that the foregoing transfers of Assets to the Company shall qualify as tax free within the provisions of Section 351 of the Code; provided, however, that the Company does not assume any liability or responsibility to any holder of capital stock of the Company or any other person or entity in the event Section 351 of the Code does not apply to such transfers of Assets; and

         FURTHERMORE, it is the expectation of the Company that the parties to the Acquisitions and the IPO will contribute Assets to the Company in the approximate amounts contemplated by the Draft Registration Statement in exchange for the voting capital stock, and other consideration, including cash, options, warrants and promissory notes of the Company, in the approximate amounts contemplated by the Draft Registration Statement.

         The shares of voting capital stock and other consideration, including cash, options, warrants and promissory notes of the Company, deliverable in the Acquisitions may be subject to adjustment in accordance with the various acquisition agreements between the Company and the contributing parties. This Exchange Plan shall not obligate any party to any Acquisition to consummate such Acquisition other than upon the terms of the definitive acquisition agreement executed by such party with respect to such Acquisition.

         By the execution of the acquisition agreement to which this Exchange Plan is attached as Annex II, each of the contributing parties thereto evidences such party's agreement with and adoption of this Exchange Plan.

                                      -2-